UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WellCare Health Plans, Inc.

(Name of Registrant as Specified In Its Charter)

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8735 Henderson Road   •  Tampa, Florida 33634   •  (813) 290-6200   •  www.wellcare.com

April 9, 2018

Dear Stockholder:

On behalf of the Board of Directors and the management team, it is my pleasure to invite you to attend the 2018 Annual Meeting of Stockholders of WellCare Health Plans, Inc.

As shown in the enclosed Notice of 2018 Annual Meeting of Stockholders, the Annual Meeting will be held at 10:00 a.m., Eastern Time, Wednesday, May 23, 2018, at the Renaissance Center building at our corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634. At the Annual Meeting, we will be acting on the matters listed in the accompanying Notice. If you require special assistance at the Annual Meeting because of a disability, please contact Anat Hakim, our Secretary, at (813) 206-1393.

We hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Accordingly, we urge you to sign, date and mail the enclosed proxy card in the envelope provided or to vote on the Internet or by telephone. If you attend the Annual Meeting, you may vote in person, even if you have previously voted. However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the Annual Meeting.

Thank you for your support.

Sincerely,

Kenneth A. Burdick

Chief Executive Officer

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE ANNUAL MEETING AND PROVIDE APPROPRIATE DOCUMENTATION, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR VOTING PROMPTLY.

WELLCARE HEALTH PLANS, INC.

Notice of 2018 Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, May 23, 2018.

PLACE	8745 Henderson Road Renaissance Center Tampa, Florida 33634

PURPOSE

1.     To elect ten directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2.     To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.     To cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in the accompanying proxy statement; and

4.     To transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.

The Board recommends that stockholders vote FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3, as outlined in the accompanying proxy statement.

RECORD DATE	March 26, 2018.

PROXY VOTING

It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you or by voting on the Internet or by telephone. Please refer to your proxy card or Notice of Internet Availability of Proxy Materials to determine if there are other voting options available to you. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

WEBCAST

A live webcast of the 2018 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com. Select Corporate, then Investor Home, then select the link to the 2018 Annual Meeting and follow the instructions provided. Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2018 Annual Meeting of Stockholders.

On or about April 9, 2018, we mailed to our stockholders either (1) a copy of our proxy statement, a proxy card and an Annual Report or (2) a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.

BY ORDER OF THE BOARD OF DIRECTORS

Tampa, Florida	Anat Hakim
April 9, 2018	Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018:

The accompanying proxy statement and the 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

Please have the 12-digit control number on your Availability Notice available to access these documents.

Proxy Statement Highlights

This summary is provided for your convenience. Please read our entire proxy statement and 2017 Annual Report before determining how to vote.

HOW TO VOTE IN PERSON AT THE ANNUAL MEETING

Beneficial stockholders – Most stockholders of WellCare Health Plans, Inc. (“WellCare,” the “Company,” “we,” “us” or “our”) are “beneficial owners”, also known as “street name” holders, which means a bank, broker or other institution holds shares on their behalf. If this is how you hold your shares, you will need to get a legal proxy from the institution holding your shares to vote in person at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). You will also need to provide proper identification at the Annual Meeting.

Registered stockholders – A few of our stockholders are registered directly with our transfer agent, Computershare, as holders of WellCare stock. As the stockholder of record, a registered stockholder can vote in person at the Annual Meeting without a legal proxy from an institution. You will need to provide proper identification at the Annual Meeting.

You can also vote via the Internet, by phone or by mail. See “How do I cast my vote?” on page 7 below for additional information on how to vote.

Record Date and Meeting Date

The record date for the Annual Meeting is March 26, 2018. Owners of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting, which will be held at 10:00 a.m., Eastern Time, May 23, 2018. The meeting will be at our headquarters located at 8745 Henderson Road, Tampa, Florida, 33634.

Proposals and Vote Recommendations

At the Annual Meeting stockholders will consider the following proposals:

Proposal	Vote recommendation of the Board	See Page
Election of ten directors	FOR all nominees	10
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR	20
Advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay” vote)	FOR	21

The stockholders will also vote on any other business that may properly come before the Annual Meeting.

Director Nominees

The table below shows summary information regarding WellCare’s nominees for director at the Annual Meeting. More information regarding our director nominees is included under “Proposal 1: Election of Directors” in this proxy statement.

Name	Primary Occupation	Independent
Richard C. Breon	President and Chief Executive Officer, Spectrum Health System	✓
Kenneth A. Burdick	Chief Executive Officer, WellCare Health Plans, Inc.
Amy Compton-Phillips, M.D.	Executive Vice President and Chief Clinical Officer, Providence St. Joseph Health	✓
H. James Dallas	Founder, James Dallas & Associates	✓
Kevin F. Hickey	Principal, HES Advisors	✓
Christian P. Michalik	Chairman of the Board, WellCare Health Plans, Inc. Managing Director, Kinderhook Industries	✓
Glenn D. Steele, Jr., M.D.	Chairman, xG Health Solutions	✓
William L. Trubeck	Former Executive Vice President and Chief Financial Officer, H&R Block, Inc.	✓
Kathleen E. Walsh	Chief Executive Officer, Boston Medical Center Health System	✓
Paul E. Weaver	Former Vice Chairman, PricewaterhouseCoopers, LLP	✓

Corporate Governance Highlights

•  Nine of our ten director nominees are independent (with the exception being Mr. Burdick, who is our Chief Executive Officer)

•  Directors are elected by majority vote in uncontested elections

•  Annual election of all directors (no staggered board)

•  Independent Chairman of the Board

•  Independent Compensation Committee that engages an independent compensation consultant

•  Code of Conduct and Business Ethics applicable to directors, executives and other associates

•  Stock ownership guidelines for directors and executives

•  Mandatory director retirement age of 75

•  Disclosure on our website of political-giving policy and amounts given

•  Simple majority vote to approve a merger

•  No “poison pill” (stockholders’ rights plan)

Leadership Structure. Our Corporate Governance Guidelines provide that the positions of Board Chair and Chief Executive Officer are to be held by different individuals unless the Company’s Board of Directors (the “Board”) affirmatively determines that it is in our best interests for the positions to be held by a single individual. Mr. Michalik currently serves as our independent Board Chair and Mr. Burdick serves as our Chief Executive Officer.

More detailed information regarding our corporate governance is included under “Corporate Governance” in this proxy statement.

Independent Registered Public Accounting Firm

The Audit, Finance and Regulatory Compliance Committee (the “AFRC Committee”) has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board is seeking stockholder ratification of the appointment.

The fees we paid to Deloitte in 2017 are set forth below:

Audit Fees	$4,991,500
Audit-related Fees	$692,101
Tax Fees	$229,034
All Other Fees	$647,429

Please see “Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm” for more information regarding this proposal.

2017 Performance

We delivered another year of outstanding performance in 2017. During 2017, our stock price increased 46.7%, our revenues increased 19.5%, our total assets increased 36% and our cash flows from operating activities remained strong at $1.05 billion. We have provided positive returns to our stockholders while diversifying our sources of revenue and earnings, and provided a strong and stable capital position so we can serve our government partners and members. The following graphs illustrate our strong performance.

Executive Compensation

At our 2017 annual meeting of stockholders, stockholders indicated their overwhelming support for the compensation of our named executive officers, with approximately 99% of the votes cast supporting our “say-on-pay” proposal. The Compensation Committee of the Board (the “Compensation Committee”) believes this level of stockholder vote indicates strong support for the Company’s executive compensation program and continued the philosophy, principles and basic framework utilized in 2016 for 2017.

In 2017, our “named executive officers” were:

•	Kenneth A. Burdick, Chief Executive Officer;
•	Andrew L. Asher, Executive Vice President and Chief Financial Officer;
•	Kelly A. Munson, Executive Vice President, Medicaid;
•	Michael R. Polen, Executive Vice President, Medicare and Operations; and
•	Michael P. Radu, Executive Vice President, Clinical Operations and Business Development.

A substantial percentage of the compensation we pay our named executive officers consists of performance-based compensation. Our Compensation Committee grants performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of health care quality goals. The Compensation Committee also uses benchmarking in connection with assessing and reviewing compensation for our executive officers to help ensure the Company remains competitive relative to its peers with respect to attracting and retaining qualified executives.

Executive Compensation Practices

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following practices that were in effect during 2017:

• Pay tied to performance	• Meaningful stock ownership requirements

• Rigorous performance metrics	• Independent compensation consultant

• Double-trigger for change-in-control benefits	• Benchmark compensation practices

• Annual compensation risk assessments	• Annual “say-on-pay” votes

• Misconduct-based clawback policies	• Formal annual review process for CEO

• No hedging or pledging Company stock	• No supplemental executive retirement plan

• No change-in-control excise tax gross-ups	• No pension plans

• No employment agreements	• No perquisites to former executives

• No excessive inducement grants	• No re-pricings without stockholder approval

Achievement of 2017 Short-Term Incentive Award Goals

Our 2017 short-term incentive program for our named executive officers consisted of a corporate goals component (70% of an executive’s opportunity) and a personal performance component (30% of an executive’s opportunity). The financial measure, which counted for 70% of the corporate goals component, was adjusted earnings per diluted share. Maximum performance for this goal was $7.38, and we achieved $8.52. Various operating and health care quality measures made up the remaining 30% of the corporate goals component. Based on an assessment of our results, and taking into consideration the weighting of each component, the Compensation Committee determined that we achieved 174.5% of target level performance for the corporate goals component under the 2017 short-term incentive program.

Achievement of Long-Term Performance-Based Incentive Award Goals During 2017

Awards of performance stock units (“PSU Awards”) and awards of market stock units (“MSU Awards”) that were granted in 2015 cliff-vested in March 2018 based on the achievement of performance measures for the three-year performance period ending December 31, 2017. The PSU Awards vested at 145% of the target amounts based on the achievement of financial and health care quality goals, while MSU Awards vested at 200% of target performance based on the increase in our stock price over the three-year performance period.

In addition, in May 2017 the “hurdle price” performance condition for the one-time PSU Awards granted in September 2016 was achieved. The hurdle price condition required that the closing price of our common stock represent at least a 25% increase over the average closing price of our stock for the ten trading days preceding the grant date for a period of at least 30 consecutive trading days. Additionally, the PSU Awards satisfied the performance condition that the Company’s Adjusted EBITDA (as defined in “2017 Short-Term Incentive Program Payout Determination” below) for the four quarters ending June 30, 2017 was at least $100 million. Accordingly, these awards vest in equal installments on the first, second and third anniversaries of the grant date.

Please see “Executive Compensation” for more information regarding our compensation philosophy, our executive compensation program and the amounts paid to our named executive officers. The Executive Summary for this discussion begins on page 42.

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

These materials are being sent to you on behalf of our Board. You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the Annual Meeting and to vote on matters that are properly presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?

Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?

If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Andrew L. Asher, the Company’s Chief Financial Officer, and Anat Hakim, the Company’s Secretary, or such other individuals as the Board may later designate, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Eastern Time, May 23, 2018, in Renaissance Center building 5 at WellCare’s corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634. Signs will be posted to direct stockholders to the meeting room in the Renaissance Center building 5, as well as to parking which will be available in front of the building located at 8735 Henderson Road or in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com. The Availability Notice also tells you how to access your proxy card to vote on the Internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

8.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 26, 2018. Holders of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

9.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 44,735,205 shares of our common stock issued and outstanding on the record date. Therefore, at least 22,367,603 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.

10.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a stockholder of the Company at the close of business on the record date of March 26, 2018.

11.	What is the difference between a registered stockholder and a beneficial owner?

Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to deliver your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of those shares, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

12.	How many votes am I entitled to per share?

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes.

13.	Who will count the vote?

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) was appointed by our Board to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com.

14.	How do I cast my vote?

Registered stockholders: There are four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by 11:59 p.m. Eastern Time on May 22, 2018;

•	Vote by telephone at 1-800-690-6903 using the control number provided to you by 11:59 p.m. Eastern Time on May 22, 2018;

•

If you received a proxy card, complete and properly sign, date and return it in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or

•	Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares by 11:59 p.m. Eastern Time on May 22, 2018;

•	Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);

•

Complete and properly sign, date and return a voting instruction form from the institution holding your shares. Please allow sufficient time for your instructions to be received by the institution before the Annual Meeting; or

•	Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

Please contact the institution holding your shares for additional information, including its deadline for voting.

15.	What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?

Proposal 1: Each director will be elected by a majority of votes cast, which means a majority of the votes actually cast “for” or “against” the particular director, whether in person or by proxy.

Proposals 2 and 3: Proposals 2 and 3 will pass with the votes of a majority of the voting power present or represented by proxy. The voting power present or represented by proxy means the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast on that proposal, but is present for purposes of determining a quorum. Accordingly, a broker non-vote will have no effect on the vote outcome of any proposal.

Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal. Therefore, abstentions will have no effect on Proposal 1; for all other proposals, abstentions have the same effect as an “against” vote.

Discretionary voting by brokers will be permitted by the New York Stock Exchange (“NYSE”) only in connection with Proposal 2. Discretionary voting is explained in the answer to Question 16.

16.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2 and 3; and in the discretion of the proxy holders as to any other matters that arise at the Annual Meeting.

Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.” Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the three proposals scheduled to be presented at the Annual Meeting, only Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1 and 3, and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals. As a result, they will have no effect on the outcome of any vote.

17.	Can I change my mind after I submit my proxy?

Yes; if you vote by proxy, you may revoke that proxy by:

•	voting again on the Internet or by telephone prior to the applicable deadline for the votes to be tabulated at the Annual Meeting;

•	signing another proxy card with a later date and mailing it, provided it is received prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

If you are a beneficial owner of our stock you must obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

18.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC’s website at www.sec.gov or on our website at www.wellcare.com. In addition, we will also post voting results online at www.wellcare.com/stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?

This proxy solicitation is being sent on behalf of our Board and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses incurred in sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?

You may call Investor Relations at (813) 206-6958, e-mail Investor Relations at investorrelations@ wellcare.com or call the Office of the Secretary at (813) 206-1393.

Proposals to be Voted on at the Annual Meeting

Proposal 1: Election of Directors

Ten individuals have been nominated for election at the Annual Meeting, each to hold office until the 2019 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. Eight of our nominees listed below are currently directors of the Company and were elected at the 2017 annual meeting of stockholders. Two nominees, Amy Compton-Phillips, M.D. and Kathleen E. Walsh, are first-time nominees to our Board.

Under our certificate of incorporation and our bylaws, our Board sets the number of directors who may serve on the Board through resolutions adopted by at least a majority of the directors then in office. The size of our Board is currently set at nine directors. To accommodate our new nominees, the Board has determined that the number of directors will be increased to ten members upon the adjournment of the Annual Meeting. Carol J. Burt, a current director, will not stand for re-election at the Annual Meeting of Stockholders and her term will end as of the date of the Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of directors than the ten nominees named in this Proxy Statement.

Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the election of all the director nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the holders of proxies may vote for the election of such other person as may be recommended by the Board. In accordance with our bylaws, directors must receive a majority of the votes cast on this proposal to be elected.

Qualifications for Director Nominees

Under our Corporate Governance Guidelines, at least a majority of the members of our Board must meet the criteria for independence established by the NYSE, and accordingly we consider each nominee’s independence in determining the appropriate composition of our Board.

In addition, all Directors should have the following attributes:

•	Service on no more than two public company boards other than WellCare;

•	High integrity and ethical standards;

•	Good standing and an excellent reputation in the individual’s field;

•	Leadership and executive experience;

•	Understanding of and experience with public companies or like organizations; and

•	Ability to work collegially and collaboratively with other directors and management.

The Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin. Accordingly, the NCG Committee and the Board seek to nominate, and have instructed the third-party search firms that assist us from time to time as vacancies arise or refreshment is appropriate to seek, candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the Board and contribute to a robust dialogue on the Board.

The Board believes a balance of tenure is important to ensure the Board benefits from input from directors with a deep understanding of the Company and its operations as well as newer directors with fresh perspectives. We believe that long-serving directors are often uniquely qualified to contribute to our success due to their extensive experience with the Company and its industry. A director’s experience, as well as past performance, contributions and commitment, are key factors that the NCG Committee considers in reviewing Board membership and Board committee members.

The Board evaluates each director candidate on his or her individual merits and values many different types of contributions. In order to achieve a balanced board composition that would best support and oversee the execution of our long-term strategy, the Board considers additional key attributes for Company directors, including:

Leadership / Executive Experience: The Board believes experience in executive and other leadership roles is valuable to the Company in connection with setting goals and strategy. This type of expertise includes experience in a senior management role, or in a board leadership or board committee position, in a public or private company. This expertise is important to help the Company achieve its strategic and operational goals, prioritize objectives and anticipate challenges before we encounter them.

Financial Expertise: The Board believes financial expertise is vital for the Board to perform its oversight responsibilities. Financial management experience and expertise with accounting and control processes are examples of financial expertise. Directors with financial expertise are able to review the Company’s financial statements and business plans critically and can offer valuable guidance in connection with our financing activities.

Health Care Industry Experience: Our industry is complex and rapidly evolving. Industry experience includes expertise with health care operations, health care technology, insurance and other experience. Directors with industry experience help the Company stay abreast of industry best practices and innovations and help us to benchmark our practices against those of our competitors.

Government / Regulatory Expertise: As a company that specializes in offering health care plans to government programs, we are highly regulated at both the state and federal levels. Directors with government, compliance and regulatory expertise help us to identify risks and offer valuable insight as we evaluate new government programs and the regulatory landscape in which we operate.

Strategic Transactions (M&A, etc.): The Board believes that experience with strategic transactions enhances the directors’ ability to effectively assess opportunities the Company should pursue, as well as understand the operational challenges once an acquisition is made.

Enterprise Risk Management: Because the Board is responsible for oversight of enterprise-wide risk management, directors with experience in risk oversight enhance management’s ability to identify and assess the Company’s current risk status, and improve management’s strategic and operational decision-making ability.

Information Technology / Security: Effective information systems and the integrity and timeliness of data we use to serve our customers and health care professionals are integral to the operation of our business. For this reason, the Board benefits from directors with leadership experience related to the development, installation, implementation, security or maintenance of computer systems, applications and digital informatics.

Public Company / Corporate Governance: The Board believes that having directors with public company experience, including service on other boards of directors, both private and public, enhances the Company’s credibility with its stockholders, regulators and government customers.

*	The numbers in parentheses illustrate how many of our ten director nominees possess that skill.

The Board of Directors recommends a vote FOR each nominee.

Information as of March 26, 2018 related to each of the nominees for director is set forth on the following pages:

Richard C. Breon

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Enterprise Risk Management, Government/Regulatory Expertise & Information Technology/Cybersecurity

•   President and Chief Executive Officer, Spectrum Health System

•   Former President and Chief Executive Officer, Mission Health System, Inc.

•   Former President and Chief Executive Officer, Mercy Hospital

Tenure: Mr. Breon has served as a director of WellCare since 2013.

Age: 67

Experience: Since August 2000, Mr. Breon has been the President and Chief Executive Officer of Spectrum Health System, a non-profit managed care health care organization based in West Michigan. Prior to that, he served as President and Chief Executive Officer of Mission Health System, Inc./St. Mary’s Medical Center in Evansville, Indiana, from 1995 to August 2000. Prior to that, Mr. Breon served as President and Chief Executive Officer of Mercy Hospital in Iowa City, Iowa, from 1989 to 1995. Mr. Breon serves on the West Michigan Regional Air Alliance, a non-profit promoting commercial air travel in West Michigan. Mr. Breon also serves as the Chair for The Right Place, Inc., a regional non-profit economic development organization.

Education:	• Master of Arts in Hospital and Health Administration, the University of Iowa
• Bachelor of Science, Iowa State University

Kenneth A. Burdick

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Government/Regulatory Expertise, Strategic Transactions, Enterprise Risk Management, Information Technology/Cybersecurity & Public Company/Corporate Governance

•   Chief Executive Officer, WellCare Health Plans, Inc.

•   Former President and Chief Executive Officer, Blue Cross and Blue Shield of Minnesota

•   Former Chief Executive Officer, Medicaid Division and Chief Executive Officer, MHNet, for Coventry Health Care

•   Former Chief Executive Officer, UnitedHealthcare Group’s Secure Horizons and Commercial Business

Tenure: Mr. Burdick has served as a director of WellCare since 2014.

Age: 59

Experience:    Mr. Burdick joined WellCare in January 2014 as president, national health plans, was promoted to president and chief operating officer in June 2014, and named Chief Executive Officer on January 1, 2015. Mr. Burdick previously served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota, a non-profit health plan, from February 2012 to July 2012. From August 2010 to February 2012, Mr. Burdick served as Chief Executive Officer of the Medicaid and Behavioral Health (MHNet) businesses of Coventry Health Care, Inc., a health care services company. Prior to that, from October 1995 to May 2009, Mr. Burdick was with UnitedHealth Group, Inc., a diversified health and well-being company, serving in the following positions: from May 2008 to May 2009, he was the Chief Executive Officer of Secure Horizons, a Medicare business; from November 2006 to May 2008, he was the Chief Executive Officer of UnitedHealth’s Commercial Business; from April 2004 to November 2006, he was Chief Executive Officer of UnitedHealth’s Southwest Region and President of UnitedHealth Public Sector; from January 2000 to April 2004 he was the Chief Executive Officer of UnitedHealthcare of Arizona, Inc. Prior to that, he was the head of the national underwriting organization for all lines of business and the general manager of the central Texas operation of UnitedHealth Group.

Education:	• Juris Doctorate, University of Connecticut School of Law
• Bachelor of Arts, Amherst College

Amy Compton-Phillips, M.D.

Principal Qualifications:

Leadership/Executive Experience, Health Care Industry Experience, Government/Regulatory Expertise & Enterprise Risk Management

•   Executive Vice President and Chief Clinical Officer, Providence St. Joseph Health

•   Chief Quality Officer, The Permanente Federation

Other Industry Experience

•   Board-certified internist

Tenure: Dr. Compton-Phillips is a first-time nominee for director.

Age: 54

Experience:    Amy Compton-Phillips, M.D. is Executive Vice President and Chief Clinical Officer at Providence St. Joseph Health. She oversees clinical care, including clinical institutes, nursing, pharmacy, research, telehealth and quality across the organization’s seven state system. She is a frequent keynote speaker, author and lead advisor for NEJM Catalyst, a media resource affiliated with the New England Journal of Medicine focused on improving the management and strategy of health care.

Prior to joining Providence in August 2015, Dr. Compton-Phillips had served as Chief Quality Officer at The Permanente Federation (part of Kaiser Permanente) since 2010, where she developed capacity in patient-driven design, enhancing clinical outcomes and care experience, and addressing the affordability of care. While there, she served on the Measurement Applications Partnership with NQF, and on America’s Health Insurance Plans CMO leadership group. Dr. Compton-Phillips joined Kaiser Permanente in 1993 and held a variety of other roles including internal medicine service chief, physician director of the Columbia, Maryland geographic region, physician director for population care and guideline director.

Dr. Compton-Phillips is a board-certified internist, with a clinical interest in wellness and women’s health.

Dr. Compton-Phillips also serves on the board of Multiscale Health Networks, a joint venture between Providence St. Joseph Health and the Institute for Systems Biology, to provide healthcare technology solutions.

Education:	• Medical Degree, University of Maryland School of Medicine • Bachelor’s Degree, Johns Hopkins University
• Advanced Leadership Program, University of North Carolina Kenan-Flagler Business School

H. James Dallas

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Enterprise Risk Management, Information Technology/Cybersecurity, Public Company/Corporate Governance & Strategic Transactions

•   Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company

•   Former Senior Vice President and Chief Information Officer, Medtronic Public Limited Company

•   Former Vice President and Chief Information Officer, Georgia-Pacific Corporation

Industry Experience

•   Director, Grady Memorial Hospital Corporation

Tenure: Mr. Dallas has served as a director of WellCare since 2016.

Age: 59

Experience: Since September 2013, Mr. Dallas has been an independent consultant focusing on information technology strategy, risk and change management through James Dallas & Associates. From March 2006 until September 2013, Mr. Dallas was with Medtronic Public Limited Company, a manufacturer of cardiac and other specialized medical devices. He was responsible for various aspects of Medtronic’s operations, serving first as Medtronic’s Senior Vice President and Chief Information Officer and most recently, from 2008 to 2013, as Senior Vice President, Quality and Operations. Prior to joining Medtronic, Mr. Dallas was with Georgia-Pacific Corporation, a maker of tissue, pulp, paper, packaging, building products and related chemicals, from 1984 to 2006. While at Georgia-Pacific, Mr. Dallas held various roles of increasing responsibility, ending his career with Georgia-Pacific as its Vice President and Chief Information Officer from 2002 to 2006. Through these roles Mr. Dallas has more than 30 years’ experience with, among other things, information technology, business strategy and risk identification and mitigation. In addition, Mr. Dallas also serves as a director of the non-profits Grady Memorial Hospital Corporation and the Atlanta Community Food Bank.

Education:	• Master of Business Administration, Emory University
• Bachelor of Science, University of South Carolina-Aiken

Other Public Company Boards: Mr. Dallas has served as a director of KeyCorp, a bank holding company, since 2005 and currently serves on the Audit Committee. In 2015, Mr. Dallas joined the board of directors of the Capella Education Company, an online postsecondary education services company, where he currently serves on the Audit Committee and the Compensation Committee.

Kevin F. Hickey

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Government/Regulatory Expertise, Strategic Transactions, Information Technology/Cybersecurity & Public Company/Corporate Governance

•   Former President, D2Hawkeye, Inc.

•   Founder and former CEO and Chairman, IntelliClaim, Inc.

•   Former Executive Vice President, Operations and Technology, Oxford Health Plans, Inc.

•   Principal, HES Advisors, Inc.

•   Former Senior Vice President, Aetna Health Plans

•   Former Vice President and General Counsel, MetLife Health Care

•   Former director, Healthaxis, Inc.

Tenure: Mr. Hickey has served as a director of WellCare since 2002.

Age: 66

Experience: Since January 1983, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries, where he also serves as a director. From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth). From January 2008 to March 2012, Mr. Hickey served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics. Mr. Hickey previously served as a director of DiagnosisOne, a privately-held health care technology company, from 2011 to 2012. Mr. Hickey previously served as a director of Healthaxis Inc., a public health care technology company, from 2000 to 2007. He was also Founder, CEO and Chairman of IntelliClaim, Inc., a privately-held health care technology company, from 1999 until 2005, when it was acquired by McKesson, Inc. He also serves as Chairman of the Board for Nantucket Cottage Hospital in Nantucket, Massachusetts.

Education:	• Juris Doctor, Loyola College of Law
• Masters of Health Services Administration, the University of Michigan • Bachelor of Arts, Harvard College

Christian P. Michalik

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Government/Regulatory Expertise, Strategic Transactions, Enterprise Risk Management & Public Company/Corporate Governance

•   Managing Director, Kinderhook Industries (including numerous health care company investments)

•   Chairman, Stratus Video, Inc.

•   Chairman, StudyKiK Corporation

•   Chairman, Global Health Inc.

Tenure: Mr. Michalik has served as a director of WellCare since 2002.

Age: 49

Experience: Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. Mr. Michalik has significant investment experience in the health care sector and currently is Chairman of several specialized health care service companies, including Stratus Video, Inc., StudyKiK Corporation and Global Health Inc.

Education:	• Master of Business Administration, Harvard Business School
• Bachelor of Arts, Yale College

Glenn D. Steele, Jr., M.D.

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Government/Regulatory Expertise, Enterprise Risk Management, Information Technology/Cybersecurity, Strategic Transactions & Public Company/Corporate Governance

•   Chairman, xG Health Solutions

•   Former President and Chief Executive Officer, Geisinger Health System

•   Former President and Chief Executive Officer, Deaconess Professional Practice Group

Other Industry Experience

•   Former practicing surgeon

•   Former Dean, Pritzker School of Medicine

Tenure: Dr. Steele has served as a director of WellCare since 2009.

Age: 73

Experience: From March 2001 until June 2015, Dr. Steele served as the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania. Since January 2013, he has served as the Chairman of the board of directors of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System. Dr. Steele has also served on the board of directors of Ingenious Med, Inc., a privately held healthcare solutions company, since July 2015.

Education:	• Docent, Lund University
• Doctor of Medicine, New York University School of Medicine • Bachelor of Arts, Harvard College

Other Public Company Boards: Dr. Steele has served on the board of directors of PTC Therapeutics, Inc., a biopharmaceutical company, since June 2015. From April 2011 to October 2016, Dr. Steele served on the board of directors of Cepheid Inc., a molecular diagnostics company that develops, manufactures and markets molecular systems and tests, where he served on the compensation committee and organizational development committee. From October 2009 to July 2015, Dr. Steele also served on the board of directors of Weis Markets, Inc., a supermarket chain, where he served on the audit and compensation committees.

William L. Trubeck

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Strategic Transactions, Public Company/Corporate Governance, Government/Regulatory Expertise & Enterprise Risk Management

•   Former Executive Vice President and Chief Financial Officer, H&R Block, Inc.

•   Former Executive Vice President and Chief Financial Officer, Waste Management, Inc.

•   Former Senior Vice President and Chief Financial Officer, International Multifoods, Inc.

Tenure: Mr. Trubeck has served as a director of WellCare since 2010.

Age: 71

Experience: From March 2011 until July 2011, Mr. Trubeck served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide, Inc., a freight, shipping and trucking services company. He was formerly Executive Vice President and Chief Financial Officer of H&R Block, Inc., a tax services provider, from 2004 to 2007. Mr. Trubeck served as a director of EQ Holdings, Inc., a privately-held industrial waste management company from 2010 until 2014. Mr. Trubeck served as a director of Custom Ecology, Inc., a privately-held industrial and hazardous waste transporter company from 2012 to 2016.

Education:	• Master of Business Administration, University of Connecticut
• Bachelor of Arts, Monmouth College

Other Public Company Boards: Mr. Trubeck served as a director of YRC Worldwide, Inc. from 1994 until July 2011 and was chair of the audit/ethics committee. He also previously served as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, from April 2003 to June 2011 and also served as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006 to 2007, where he also served as a member of the audit committee.

Kathleen E. Walsh

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Health Care Industry Experience, Enterprise Risk Management & Information Technology/Cybersecurity

•   President and Chief Executive Officer, Boston Medical Center Health System

•   Former Executive Vice President and Chief Operating Officer, Brigham and Women’s Hospital

•   Former Chief Operating Officer, Novartis Institutes for Biomedical Research

•   Former Senior Vice President of Medical Services, Massachusetts General Hospital

•   Member, Audit Committee, Navigant Consulting, Inc.

Tenure: Ms. Walsh is a first-time nominee for director.

Age: 62

Experience: Kathleen E. Walsh has served as a President and Chief Executive Officer of Boston Medical Center since March 2010. Prior to her appointment at Boston Medical Center, Ms. Walsh served as Executive Vice President and Chief Operating Officer of Brigham and Women’s Hospital from 2005 to 2010. Prior to that, she served as the Chief Operating Officer for Novartis Institutes for Biomedical Research and at Massachusetts General Hospital in positions including Senior Vice President of Medical Services. Prior to that, she held hospital administrator positions in a number of New York City hospitals including Montefiore, Columbia Presbyterian Medical Center, Saint Luke’s—Roosevelt Hospital Center and the New York City Health and Hospitals Corporation.

Ms. Walsh is a member of the Boards of the Federal Reserve Bank of Boston, the Boston Public Health Commission, the Massachusetts Hospital Association, the AAMC Council of Teaching Hospitals, Pine Street Inn, a trustee of the Yale University Board of Trustees, and co-chair of the Greater Boston YMCA Board of Overseers. She also co-chair of the Green Ribbon Commission’s Health Care Sector, an alumni fellow of the Yale Corporation, a member of the Massachusetts Digital Health Care Council and a member of the Special Commission on Provider Price Variation.

Education:	• Master of Public Health, Yale University
• Bachelor of Arts, Yale University

Other Public Company Boards: Ms. Walsh has served as a director of Navigant Consulting, Inc., since October 2017 and currently serves on its Audit Committee. Previously, she served as a director of Imprivata, Inc., an information technology security company, from February 2016 until September 2016. Prior to that, she served as a director of CAE Inc., a civil aviation simulation technology company, from June 2013 to August 2015.

Paul E. Weaver

Principal Qualifications:

Leadership/Executive Experience, Financial Expertise, Strategic Transactions, Enterprise Risk Management & Public Company/Corporate Governance

•   Former Vice Chairman, PricewaterhouseCoopers, LLP

•   Former Chairman, Global Technology and Infocomm, PricewaterhouseCoopers, LLP

Tenure: Mr. Weaver has served as a director of WellCare since 2010.

Age: 72

Experience: Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP. Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. The Board has found Mr. Weaver’s extensive financial background and financial reporting expertise, his service as an audit partner at a multinational professional services firm and his financial leadership roles on other boards on which he has served, to be of particular value to the Board.

Education:	• Master of Business Administration, University of Michigan
• Bachelor of Science, Elizabethtown College

Other Public Company Boards: Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a health care staffing and management services company, since 2006 and currently serves as a member of AMN’s audit and executive committees. Since 2010, Mr. Weaver has also served as a director of Unisys Corporation, an information technology company, where he also serves as chairman of the board and as a member of the compensation committee. Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as Dex Media, Inc., a media advisory company, from 2006 until 2010, where he also served as chair of the audit committee and a member of the compensation committee.

Proposal 2:    Ratification of the Appointment of Independent Registered Public Accounting Firm

The AFRC Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte has served as the Company’s independent registered public accounting firm since 2003, including for the fiscal year ended December 31, 2017. As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of Deloitte, the AFRC Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte. We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote FOR this proposal.

Audit, Audit-Related, Tax and Other Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$4,991,500	$3,180,065
Audit-related Fees(2)	692,101	50,000
Tax Fees(3)	229,034	13,603
All Other Fees(4)	647,429	607,486

(1)

The audit services billed by Deloitte in 2017 and 2016 include services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting included in our Annual Report on Form 10-K and the review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, review of our registration statements on Forms S-8 and S-3, regulatory filings and similar engagements.

(2)

Audit-related fees include amounts billed by Deloitte for services in connection with regulatory examinations as well as, in 2017, services for due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions.

(3)

Tax fees include amounts billed by Deloitte for services rendered in connection with tax training and, in 2017, tax planning, assistance with tax system implementation and tax advice related to mergers and acquisitions.

(4)	All other fees include advisory services related to, in 2016, mergers and acquisitions and, in both 2016 and 2017, other permitted advisory, planning and training services.

Audit and Non-Audit Services Pre-Approval Policy

The AFRC Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the AFRC Committee follows when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.

Prior to engagement, the AFRC Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the AFRC Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the AFRC Committee has delegated the ability to pre-approve audit and non-audit services to the AFRC Committee chairperson, provided the chairperson reports any pre-approval decision to the AFRC Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2017 and 2016 fees described above were pre-approved by the AFRC Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Proposal 3:   Advisory Vote on Compensation of the Company’s Named Executive Officers

The stockholders have the opportunity at the Annual Meeting to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in the Company’s 2018 Proxy Statement, is hereby APPROVED.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue and will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. Stockholders who want to communicate with our Board should refer to “Communication with Directors” in this proxy statement for additional information.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

Stockholders will next have an opportunity to vote on a Say-on-Pay proposal at the 2019 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR this proposal.

Other Matters

The Board knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees. Among other things, the Corporate Governance Guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. The Corporate Governance Guidelines also set forth certain rights of the Board, such as the power of the Board and each of its committees to engage independent legal, financial and other advisors as the Board and each committee may deem necessary without the approval of any officer of the Company. The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of overseeing the business and affairs of the Company. In particular, the guidelines address meeting attendance and participation, other directorships and new director orientation. The guidelines also contain the Board’s Majority Vote Policy, which requires a director to tender a conditional resignation in the event he or she fails to receive a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. Each of the director nominees has executed a director resignation letter in the form attached to the Corporate Governance Guidelines, which will serve as a tender of resignation if the director fails to receive the required vote in an election, subject to acceptance by our Board. The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines are available on our website at www.wellcare.com. Alternatively, any stockholder may request a printed copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.

Director Independence

WellCare’s Corporate Governance Guidelines provide that at least a majority of the members of our Board must meet the independence criteria contained in the listing standards of the NYSE. In addition, each member of the AFRC Committee, Compensation Committee and the NCG Committee must be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with or would preclude a determination that the director is independent. In making independence determinations, the Board applies the standards of the NYSE in addition to any other relevant laws, rules, regulations, facts and circumstances.

Under the standards discussed above, based upon recommendations from the NCG Committee, the Board has determined that, with the exception of Mr. Burdick, our Chief Executive Officer, all of its current members are independent, including each member of the AFRC Committee, the Compensation Committee and the NCG Committee. The Board has also determined that each of its two new nominees, Dr. Compton-Phillips and Ms. Walsh, are independent.

In making these determinations, the Board considered the recommendations of the NCG Committee as well as the following relationship, which was entered into in the ordinary course of business, based on standard market terms and which relationship existed prior to Mr. Dallas becoming a director of either entity. Mr. Dallas is currently a director of Grady Memorial Hospital (“Grady”). Grady receives payments from the Company for health care services rendered to members of the Company’s plans. Following a review of the relevant facts regarding this relationship, our Board concluded that this relationship does not impair Mr. Dallas’ independence under the standards discussed above.

In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules impose additional independence and qualification standards on the members of our AFRC Committee and our Compensation Committee.

Under the standards applicable to our AFRC Committee, in addition to meeting the definition of independence applicable to all directors, each member of the committee is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company. The Board has determined that each member of the AFRC Committee satisfies these additional standards.

With respect to our Compensation Committee, NYSE rules provide that before appointing a director to the committee, the Board must determine whether a director has a relationship with us that would be material to his or her ability to be independent from management in connection with the duties of the Compensation Committee. In making this evaluation, the Board must consider all relevant factors, such as the source of the director’s compensation and whether he or she is affiliated with us. The Board has determined that each member of the Compensation Committee satisfies these additional standards.

Board Committees

The Board has established the following standing committees: AFRC Committee, Compensation Committee, NCG Committee, Health Care Quality and Access Committee and Information Technology Oversight Committee. The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com. From April 2008 to May 2017, the Board also had a Regulatory Compliance Committee. As of May 2017, the Regulatory Compliance Committee’s responsibilities were assumed by the Audit and Finance Committee and that committee was renamed the Audit, Finance and Regulatory Compliance Committee.

All members of our committees, including the members of the AFRC Committee, the Compensation Committee and the NCG Committee, are independent directors under the corporate governance rules of the NYSE. In addition, all members of our AFRC Committee are independent directors under the SEC rules for audit committees and are financially literate under the NYSE corporate governance rules. Members of our Compensation Committee meet the additional independence standards for compensation committees under the NYSE corporate governance rules.

The table below shows membership as of March 26, 2018 in our standing committees and the number of meetings of each committee held in 2017.

	Audit, Finance and Regulatory Compliance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health Care Quality and Access Committee	Information Technology Oversight Committee
Richard C. Breon		X		X	X
Kenneth A. Burdick
Carol J. Burt	X	Chair	X
H. James Dallas				X	X
Kevin F. Hickey				X	Chair
Christian P. Michalik, Chairman	X		Chair
Glenn D. Steele, Jr., M.D.			X	Chair
William L. Trubeck	X	X
Paul E. Weaver	Chair	X
# of meetings in 2017	8	6	5	4	4

Standing Committees

Audit, Finance and Regulatory Compliance Committee

The principal purpose of the AFRC Committee is to assist the Board in the oversight of (i) the integrity of our financial statements, (ii) the performance of our internal audit function and enterprise risk management function, (iii) our compliance with legal, financial and regulatory requirements, (iv) our regulatory compliance program, including compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies, and (v) the Company’s financial matters. The AFRC Committee also evaluates the qualifications and independence of, and appoints, our independent registered public accounting firm. Further, the AFRC Committee approves the compensation of our independent registered public accounting firm and oversees the services provided by it, including by reviewing the plans and results of the audit engagement. All audit, audit-related, tax and other services provided by our independent registered public accounting firm must be pre-approved by the AFRC Committee before they are performed. In its financial oversight role, the AFRC Committee oversees the Company’s investment policies and strategy, any equity transactions into which the Company may enter, significant capital expenditures and similar matters. The AFRC Committee also oversees our regulatory compliance program, including compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies. In addition, the AFRC Committee coordinates with the Health Care Quality and Access Committee regarding quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function. The Committee reviews the Company’s processes and management’s actions to identify, monitor, assess, and control or avoid risk exposures.

The Board has determined that each of the current members of the AFRC Committee is financially literate as well as an “audit committee financial expert,” as such term is defined under Item 407(d) of SEC Regulation S-K, and each has accounting or related financial management expertise. In addition, all members of the AFRC Committee meet the independence requirements prescribed by the NYSE and the audit committee independence requirements prescribed by the SEC. For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One: Election of Directors” above.

Pursuant to the terms of the AFRC Committee Charter, no member of our AFRC Committee is permitted to serve on the audit committees of more than three public companies, including our AFRC Committee, at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the AFRC Committee. As no member of the AFRC Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.

Compensation Committee

The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and the Board, including reviewing and approving the base salary, incentive awards and other elements of compensation and other significant terms of employment, of our executive officers; and reviewing and making recommendations with respect to incentive compensation plans, equity-based plans and director compensation. The Compensation Committee reviews and discusses the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation to the Board regarding the inclusion of the CD&A in our proxy statement. The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.

Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or associate of the Company or from any outside legal expert or other advisor. Pursuant to this authority, the Compensation Committee has engaged a compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). For additional information, please see “Compensation Consultant” below. The charter also provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of our plans or programs. The Compensation Committee may delegate authority to committees consisting of associates when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.

The Compensation Committee generally reviews the compensation being paid to the members of the Board on not less than an annual basis. The Compensation Committee works closely with its compensation consultant when evaluating Board and committee fees as well as the value of equity awards, if any, to be awarded to our directors.

All members of the Compensation Committee meet the independence requirements prescribed by the NYSE and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Additional information on our executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and the compensation consultant, is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines and any subsequent amendments to the Board for adoption. The NCG Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees. The NCG Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement. The NCG Committee believes its director nominees, which include two nominees that are not currently our directors, represent a balance between accounting, operational, security and risk management, technological, industry and regulatory experience and are positioned to continue the Company’s efforts to create an organizational culture that strikes an appropriate balance among the Company’s obligations to its stockholders, members and government customers. The NCG’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.” The NCG Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers, and for oversight of our efforts to comply with NYSE corporate governance listing requirements.

All members of the NCG Committee meet the independence requirements prescribed by the NYSE.

Health Care Quality and Access Committee

Health care quality and access is a critical part of the Company’s mission to provide quality, cost-effective health care solutions and to enhance the health and quality of life of the members of our health plans. Health care quality, in particular, is becoming increasingly important to the Company in other ways as our government clients are increasingly using measures of quality to assign members to our plans and to determine the premiums payable to us. The principal purpose of the Health Care Quality and Access Committee is to assist the Board by reviewing and providing general oversight of our strategies relating to health care quality and access for our members. The Health Care Quality and Access Committee also works with the Compensation Committee in connection with setting performance measures for our associates to help ensure the appropriate focus on this important element of the services we provide.

Information Technology Oversight Committee

Information technology has always been a critical element of effective managed care operations and its importance is only increasing. The Information Technology Oversight Committee assists with oversight of major information technology initiatives and programs, consults with senior management regarding information technology strategy, assists the Board in its oversight of information technology security programs and assists the AFRC Committee in its oversight of information technology internal controls, cybersecurity and disaster recovery capabilities and strategies.

Board and Committee Meetings and Annual Meeting Attendance

During 2017, the Board held a total of seven meetings. During 2017, each of our directors attended at least 93% of the aggregate number of meetings of the Board and all committees on which the director served held during the period in which the director served. Average meeting attendance by all current directors serving during 2017 was 98%. As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All directors who were members of the Board at the time of the 2017 annual meeting of stockholders attended the meeting and we currently expect that all of the director nominees will be in attendance at the Annual Meeting.

Board Leadership Structure

The Board has adopted a policy that the positions of Chief Executive Officer and Chair of the Board shall be held by different individuals. This policy will continue unless the Board affirmatively determines, based on the facts and circumstances and acting in its business judgment, that it is in the best interest of the Company for the positions to be held by a single individual. As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interest of the Company for the Board to evaluate this policy and make a determination when it elects a Chief Executive Officer.

Since March 2015, Christian P. Michalik has served as our independent, non-executive Chair.

The Board believes that its current policy and practice of having the positions of Chief Executive Officer and Chair of the Board held by different individuals provide an effective leadership model for the Company at this time and provide the benefit of the distinct abilities and experience of both individuals.

The Board believes that, under its current structure, our independent directors provide effective oversight of management. The independent directors regularly meet in executive sessions and having an independent Chair further strengthens this oversight.

Director Nomination Process

As noted above, one of the principal purposes of our independent NCG Committee is to assess the size and composition of the Board to ensure the Board can effectively carry out its obligations. This includes the periodic review of all standing and ad hoc committees. After this review the NCG Committee recommends to the full Board, as appropriate, changes in number, function or composition of the Board and its committees.

As part of this review process we conduct an annual evaluation of the Board, including the composition of the Board and its committees, and make changes as appropriate. For example, after our 2017 annual meeting, we revised the number and composition of our Board committees. At our Annual Meeting we have nominated two new directors which would enlarge our Board to ten members and add to Board refreshment.

Our company has a performance-based culture focused on talent and merit, instead of bright-line rules. Therefore the NCG Committee and the Board do not have a formal policy addressing the diversity of the Board. As stated in our Corporate Governance Guidelines, the NCG Committee and the Board consider diversity as one of many factors when evaluating the Board and when selecting a new director. The NCG Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin. Accordingly, the NCG Committee and the Board seek to nominate candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the Board and contribute to a robust dialogue on the Board.

The Board believes a balance of tenure is important to ensure the Board benefits from input from directors with a deep understanding of the company and its operations as well as newer directors with fresh perspectives. We believe that long-serving directors are often uniquely qualified to contribute to our success due to their extensive experience with the Company and its industry. A director’s experience, as well as past performance, contributions and commitment, are key factors that the NCG Committee considers in reviewing Board and Board committee members. As of the record date for the Annual Meeting, the average tenure of our board is eight years, which we believe reflects a proper balancing between experience and the fresh perspectives of more recent board appointees. In addition, to aid in board refreshment, in 2016 the Board adopted a mandatory retirement age for directors. No person may stand for election to the Board at the next annual meeting of stockholders after he or she has attained the age of 75. A director may complete his or her term in which the director turned 75.

The NCG Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties. The NCG Committee may also retain a third-party search firm to identify candidates from time to time, especially when the NCG Committee is seeking a candidate with specific skills or qualifications. For example, our new nominees, Dr. Compton-Phillips and Ms. Walsh, were referred to the Board by a third-party search firm.

Stockholders can recommend a prospective nominee for the Board by writing to our Secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate. See “Stockholder Proposals” below for additional information.

The NCG Committee’s assessment of a candidate’s qualification for Board membership includes, among other things, the following criteria:

•	The fit of the candidate’s skills, experience and background with those of other directors in maintaining an effective, collegial and responsive Board;

•	Diversity;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other relevant industries;

•

The ability, working capacity and willingness of the candidate to devote sufficient time to serve on the Board and committees of the Board, particularly in light of a candidate’s principal occupation or other outside professional responsibilities; and

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board.

In addition, in accordance with the Company’s Corporate Governance Guidelines, the Board will nominate for election as director only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected as director, two resignations. The first resignation would be effective upon the director’s failure to receive the required vote at any future meeting at which he or she faces re-election and Board acceptance of such resignation. The second would be effective in the event the director is excluded from participation in federal health care programs, assessed a civil monetary penalty under the Social Security Act and/or found guilty of or pled no contest to a felony, in any such case provided that the Board accepts the resignation.

The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications. The NCG Committee’s process for evaluating candidates for director is the same no matter who makes the recommendation.

Once the NCG Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the NCG Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the NCG Committee determines it is appropriate to proceed, the NCG Committee or other members of the Board will generally interview the prospective nominee. The NCG Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the NCG Committee or the Board deems appropriate.

Following this evaluation, if the NCG Committee believes that the candidate is qualified for nomination, generally the NCG Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board. All of our nominees for election or re-election to the Board at the Annual Meeting were recommended to the Board by the NCG Committee and approved by the Board for nomination.

Board Oversight of Risk Management

The Board is responsible for oversight of enterprise-wide risk management (or “ERM”). The Board has delegated administrative governance of the ERM process to the AFRC Committee. However, each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.

The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies. The Company’s process for the evaluation of risk is based on the Committee of Sponsoring Organizations (“COSO”) ERM framework. The primary goals of the ERM program are to enhance management’s ability to identify and assess the Company’s current risk status, improve management’s strategic and operational decision making ability and provide clear and timely communication of cross-functional risks to management and the Board. The ERM process is facilitated by the Company’s Internal Audit department. An ERM Committee, comprised of senior leaders within the Company, meets at least quarterly to review and assess the risks identified by the Company’s ERM process. The ERM process is an active process and is continually enhanced and updated.

The Company’s Internal Audit department provides a quarterly ERM report to the AFRC Committee; the AFRC Committee then reports to the Board. Each standing Board committee receives a quarterly update regarding the top risks from the Company’s ERM process that align with that committee’s oversight responsibilities. Each committee reports to the Board any significant issues relating to the relevant risk areas.

The principal areas of focus for ERM of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members deem appropriate.

Board or Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures, information security and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures.

Audit, Finance and Regulatory Compliance Committee

Risks and exposures associated with financial matters and regulatory requirements, including financial reporting, accounting, disclosure and compliance, internal control over financial reporting, financial policies, capital structure investment guidelines, liquidity matters and the Company’s regulatory compliance programs. Oversight of operational risk, including information technology internal controls, cybersecurity and disaster recovery.

Compensation Committee	Risks and exposures associated with leadership assessment and executive and non-executive compensation programs and arrangements, including incentive plans.
Nominating and Corporate Governance Committee

Risks and exposures relating to the Company’s programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements; corporate governance and director independence; and director and senior management succession planning.

Health Care Quality and Access Committee	Risks and exposures associated with quality and access issues relating to health care delivery and related activities.
Information Technology Oversight Committee

Risks and exposures associated with the quality and effectiveness of the Company’s information technology initiatives and programs; supports the AFRC Committee in its review and oversight of information technology internal controls, cybersecurity and disaster recovery.

Director Compensation

2017 Director Fees

The Company compensates its non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Annual retainers are payable in four equal quarterly installments. Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.

The table below and the following paragraphs summarize the annual cash payment structure for our non-employee directors and committee members during 2017:

Director Fees
	Until May 24, 2017	After May 24, 2017
Board Retainer (Base)	$ 90,000	$ 90,000
Audit, Finance and Regulatory Compliance Committee Chair Retainer	$ 35,000	$ 35,000
Audit, Finance and Regulatory Compliance Committee Non-Chair Member Retainer	$ 20,000	$ 20,000
Compensation Committee Chair Retainer	$ 22,000	$ 22,000
Compensation Committee Non-Chair Member Retainer	$ 12,000	$ 12,000
Retainer for Serving as the Chair of Other Committees(1)	$ 18,000	$ 18,000
Retainer for Serving as a Non-Chair Member of Other Committees(1)	$ 8,000	$ 8,000
Chair of the Board Retainer(2)	$250,000/$150,000(3)	$200,000
Lead Director Retainer	$ 30,000	$ 30,000

(1)	These retainers are for the NCG Committee, the Health Care Quality and Access Committee, the Information Technology Oversight Committee and, until May 2017, the Regulatory Compliance Committee.
(2)	This additional retainer is paid only to a non-executive Chair.
(3)

Prior to May 24, 2017, the additional annual retainer for the non-executive Chair of the Board was $250,000 for the year of service following the director’s assumption of duties as non-executive Chair. After that year, the additional annual retainer decreased to $150,000. As of May 24, 2017, the additional annual retainer for the non-executive Chair of the Board is $200,000.

Mr. Burdick, our Chief Executive Officer, does not receive any additional compensation for his Board service.

Other Components of Director Compensation

In addition to the fees described above, the Director Compensation Policy provides that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders’ meeting, receives an annual grant of restricted stock units pursuant to the terms and provisions of a restricted stock unit agreement and the Company’s incentive compensation plan. Non-employee directors are provided the choice of receiving either restricted stock units or deferred stock units. Unless otherwise determined by the Compensation Committee, all such annual awards are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholders’ meeting.

Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock units. In 2017, new non-employee directors joining the Board at a time other than an annual meeting received an initial award valued at an amount that was approximately $175,000 pro-rated for the number of days between the appointment or election date of the director and the anticipated date of the next annual meeting of stockholders. For example, had a non-employee director been appointed to the Board on December 11, 2017, the new director would have received an initial award of restricted stock units valued at approximately $78,151 ($175,000 pro-rated for 163 days, the number of days between the appointment and May 23, 2018, the date of the 2018 annual meeting of stockholders). In 2017, a non-employee director joining the Board at an annual meeting received an initial award valued at approximately $175,000. As of February 23, 2018, the amount of these awards has been increased to approximately $185,000 (pro-rated for directors joining the Board at a time other than the annual meeting). Equity awards to non-employee directors vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.

Under the provisions of the Director Compensation Policy, in 2017, we awarded approximately $175,000 of restricted stock units, or 1,017 units, to each of the non-employee directors serving on the Board on the date of our 2017 annual meeting of stockholders.

All of our directors’ currently unvested restricted stock unit awards were issued under our current incentive plan, the 2013 Incentive Compensation Plan. Under the 2013 Incentive Compensation Plan, any unvested awards will immediately vest upon a change in control.

We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors’ and officers’ liability insurance. We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation. These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.

Stock Ownership Guidelines

Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five times the base annual retainer payable to each non-employee director.

For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•

Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.

The value of a share of the Company’s common stock is calculated as of April 1st of each calendar year (a “Determination Date”) based on the average closing price of our common stock during the most recently completed fiscal quarter at the time of the calculation. Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year pursuant to the Ownership Requirement. If the value of the shares of our common stock decreases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.

A non-employee director has until the first Determination Date following the fifth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement.

In addition, in the event the annual retainer increases, each non-employee director has five years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

As of April 1, 2018, the most recent Determination Date under the stock ownership guidelines for non-employee directors, all non-employee directors that have reached their fifth anniversary have satisfied the Ownership Requirement.

Director Compensation Table

The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board in 2017.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Unit Awards(2) ($)		All Other Compensation ($)	Total ($)
Richard C. Breon	119,000	174,995	(3)	—	293,995
Carol J. Burt	140,000	174,995	(3)	—	314,995
Roel C. Campos(4)	53,000	—		—	53,000
H. James Dallas	108,000	174,995	(3)	—	282,995
Kevin F. Hickey	122,000	174,995	(3)	—	296,995
Christian P. Michalik	315,500	174,995	(3)	—	490,495
Glenn D. Steele, Jr., M.D.	122,000	174,995	(3)	—	296,995
William L. Trubeck	128,000	174,995	(3)	—	302,005
Paul E. Weaver	137,000	174,995	(3)	—	311,995

(1)	The amounts included in this column represent the fees earned by each director in 2017.

(2)

The amounts included in the “Stock Unit Awards” column represent the full grant date fair value of restricted stock units granted to non-employee directors in 2017 calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that may be realized by the directors. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2017 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(3)

On May 24, 2017, the date of our 2017 annual meeting of stockholders, each incumbent non-employee director who was elected or re-elected was granted an annual equity award of 1,017 restricted stock units or deferred stock units with a value of approximately $175,000 based on the closing price on the date of grant. This annual equity award was granted under the 2013 Incentive Compensation Plan and will vest in full on the earlier of the date of the Annual Meeting and May 24, 2018; provided that any unvested restricted stock units will immediately vest upon a change in control.

(4)	Mr. Campos did not stand for re-election at the 2017 annual meeting of stockholders.

The following table sets forth certain information regarding unvested stock awards for each individual who served as a non-employee member of our Board in 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Richard C. Breon	1,017	(2)	204,529
Carol J. Burt	1,017	(2)	204,529
Roel C. Campos(3)	—		—
H. James Dallas	1,017	(2)	204,529
Kevin F. Hickey	1,017	(2)	204,529
Christian P. Michalik	1,017	(2)	204,529
Glenn D. Steele, Jr., M.D.	1,017	(2)	204,529
William L. Trubeck	1,017	(2)	204,529
Paul E. Weaver	1,017	(2)	204,529

(1)	Value based on $201.11 per share, which was the closing price of our common stock on the NYSE on December 29, 2017.

(2)

These stock units (either restricted stock units or deferred stock units) will vest in full on the earlier of the date of the Annual Meeting and May 24, 2018; provided that any unvested restricted stock units will immediately vest upon a change in control.

(3)	Mr. Campos did not stand for re-election at the 2017 annual meeting of stockholders.

The following table sets forth the number of shares of restricted stock and/or restricted stock units that vested and the value realized upon vesting of such shares, or the number of stock options exercised and the value realized upon exercise of the stock options, for each individual who served as a non-employee director in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Richard C. Breon	1,644	282,883
Carol J. Burt	1,644	282,883
Roel C. Campos(3)	1,644	282,883
H. James Dallas	929	159,853
Kevin F. Hickey	1,644	282,883
Christian P. Michalik	1,644	282,883
Glenn D. Steele, Jr., M.D.	1,644	282,883
William L. Trubeck	1,644	282,883
Paul E. Weaver	1,644	282,883

(1)

Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(2)

Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date.

(3)	Mr. Campos did not stand for re-election at the 2017 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During all or part of 2017, Ms. Burt and Messrs. Breon, Hickey, Steele, Trubeck and Weaver served as members of the Compensation Committee, with Ms. Burt serving as chairperson. None of these directors served as an officer or employee of the Company or any of its subsidiaries before or at the time he or she served on the Compensation Committee or had any relationship during 2017 that would require disclosure under Item 404 of SEC Regulation S-K. During 2017, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

Communication with Directors

The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed. Stockholders and other interested parties may contact our Chairman, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]

WellCare Health Plans, Inc.

8735 Henderson Road

Tampa, Florida 33634

Attn: Corporate Secretary

The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

In addition, our Board and AFRC Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters. Both the Board and the AFRC Committee communication procedures are available on our website at www.wellcare.com. As described in more detail in the procedures as posted on our website, we generally will not forward to the directors certain types of materials, such as communications that are primarily commercial in nature, relate to an improper or irrelevant topic or request general information regarding WellCare.

Code of Conduct and Business Ethics

Our Board has adopted a Code of Conduct and Business Ethics (the “Code of Conduct”) designed to support the Company’s commitment to the highest standards of business ethics and legal compliance. The Code of Conduct applies to members of our Board, our officers and all of our associates. It addresses matters such as conflicts of interest, compliance with laws and regulations, responding to government audits and investigations, political activities, keeping accurate books and records, company opportunities and safeguarding company assets. It also includes our non-retaliation policy and provides associates with guidance on how to report suspected violations of the law or of the Code of Conduct. Reports may be made anonymously.

In support of the principles contained in our Code of Conduct and to further reinforce a culture of compliance, the Company maintains an associate training program to educate associates about the Code of Conduct, our policies and procedures, our non-retaliation policy and similar issues related to compliance.

Our Code of Conduct is available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.

Audit, Finance and Regulatory Compliance Committee Report

The role of the AFRC Committee is to assist the Board in the oversight of (i) the integrity of our financial statements; (ii) our compliance with legal, financial and regulatory requirements; (iii) the qualification and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function, enterprise risk management function and independent registered public accounting firm; and (v) our financial matters. The AFRC Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the AFRC Committee. As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management. The AFRC Committee has the authority and responsibility for the retention and termination of our independent registered public accounting firm.

In performance of its oversight function, the AFRC Committee has reviewed and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017 with management and Deloitte & Touche LLP, our independent registered public accounting firm. The AFRC Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The AFRC Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the AFRC Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

The members of the AFRC Committee are advised by the independent registered public accounting firm, an expert in the fields of accounting and auditing, including in respect of auditor independence. Members of the AFRC Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based upon the review and discussions described in this report, the AFRC Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. In addition, the AFRC Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Audit, Finance and Regulatory Compliance Committee

Paul E. Weaver, Chairperson

Carol J. Burt

Christian P. Michalik

William L. Trubeck

Related Person Transactions

We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the NCG Committee must approve any transaction in which we participate that involves more than $120,000 and in which a related person has a direct or indirect material interest. However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of March 26, 2018. Officers serve at the discretion of the Board.

Name	Age	Title	Employed Since

Kenneth A. Burdick	59	Chief Executive Officer	2014
Andrew L. Asher	49	Executive Vice President and Chief Financial Officer	2014
Darren Ghanayem	48	Senior Vice President and Chief Information Officer	2016
Anat Hakim	49	Senior Vice President, General Counsel and Secretary	2016
Mark Leenay, M.D.	57	Senior Vice President and Chief Medical Officer	2016
Rhonda R. Mims	51	Senior Vice President and Chief Public Affairs Officer	2016
Kelly A. Munson	46	Executive Vice President, Medicaid	2006
Michael R. Polen	38	Executive Vice President, Medicare and Operations	2005
Michael P. Radu	50	Executive Vice President, Clinical Operations and Business Development	2015
Timothy N. Trodden	43	Senior Vice President and Chief Human Resources Officer	2017
Michael C. Yount	42	Senior Vice President and Chief Compliance Officer	2011

Kenneth A. Burdick joined WellCare in January 2014 as President, National Health Plans, was promoted to President and Chief Operating Officer in June 2014, and named Chief Executive Officer on January 1, 2015. Mr. Burdick previously served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota, a non-profit health plan, from February 2012 to July 2012. From August 2010 to February 2012, Mr. Burdick served as Chief Executive Officer of the Medicaid and Behavioral Health (MHNet) businesses of Coventry Health Care, Inc., a health care services company. Prior to that, from October 1995 to May 2009, Mr. Burdick was with UnitedHealth Group, Inc., a diversified health and well-being company, serving in the following positions: from May 2008 to May 2009, he was the Chief Executive Officer of Secure Horizons, a Medicare business; from November 2006 to May 2008, he was the Chief Executive Officer of UnitedHealth’s Commercial Business; from April 2004 to November 2006, he was Chief Executive Officer of UnitedHealth’s Southwest Region and President of UnitedHealth Public Sector; and from January 2000 to April 2004 he was the Chief Executive Officer of UnitedHealthcare of Arizona, Inc. Prior to that, he was the head of the national underwriting organization for all lines of business and the general manager of the central Texas operation. He received his Bachelor’s Degree from Amherst College and his Juris Doctorate from University of Connecticut School of Law.

Andrew L. Asher has served as Executive Vice President and Chief Financial Officer since October 2016. He joined WellCare in August 2014 as Senior Vice President and was appointed Senior Vice President and Chief Financial Officer in November 2014. He leads the Company’s financial activities, including financial and performance management, capital strategy and planning, actuarial, medical economics, internal controls, investment management, corporate development and investor relations. Prior to joining WellCare, Mr. Asher was the Chief Financial Officer of Aetna’s Local and Regional Businesses, a position he held since May 2013 when his former employer, Coventry Health Care, was acquired by Aetna. Mr. Asher was with Coventry for 15 years, most recently as Senior Vice President, Corporate Finance. During his tenure with Coventry, he had responsibility for financial planning and analysis, investor relations, mergers and acquisitions, capital markets, treasury, real estate and procurement. He started his career with Deloitte & Touche LLP where he spent five years as an auditor and accountant serving clients including managed care. Mr. Asher holds a Bachelor’s Degree in accounting from the University of Florida and a Master’s Degree in taxation from the University of Central Florida.

Darren Ghanayem joined WellCare in April 2016 as its Senior Vice President, Chief Information Officer. He is responsible for further advancing WellCare’s technology capabilities to support the company’s focus on growth and innovation opportunities. Prior to that, from July 2001 until April 2016, he served with Anthem, Inc., a publicly-traded health benefits company in information technology roles, most recently since March 2015, as Vice President of Business Transformation. From August 2013 until March 2015, he served as their Vice President, Commercial Business Chief Information Officer. Prior to Anthem, from August 1999 to July 2001, he served as a Senior Project Director of Access Systems, LLC. He holds a bachelor of science in Aerospace Technology with a concentration in computer technology from Purdue University.

Anat Hakim joined WellCare in September 2016 as its Senior Vice President, General Counsel and Secretary. She is responsible for leading the company’s legal department. Prior to that, from August 2010 to September 2016, she served with Abbott Laboratories, most recently as Divisional Vice President, Associate General Counsel, Litigation, since January 2013. From August 2010 to December 2012, she served as Abbott’s Divisional Vice President, IP Litigation. From February 2002 to July 2010, she was a partner at Foley & Lardner LLP. From February 1998 to February 2002, she was an associate attorney at Foley & Lardner LLP. From August 1993 to November 1997, she was an associate attorney at Latham & Watkins. She holds a Juris Doctor from Harvard Law School and a bachelor of arts in political science from University of Wisconsin-Madison.

Mark Leenay, M.D., has since July 2017, served as WellCare’s Senior Vice President and Chief Medical Officer. He is responsible for executing on the clinical vision for WellCare with a particular focus on population health management and delivering clinical value. He leads WellCare’s clinical strategy and policy to improve members’ health outcomes and clinical and system integration, while reducing overall healthcare costs. Prior to that, from August 2016 to July 2017, Dr. Leenay served as WellCare’s Chief Medical Director, Care Model. From February 2006 to August 2016, he served in various clinical capacities with United Healthcare Group, most recently from May 2014 to August 2016 as the Senior Vice President, Chief Medical Officer at Optum Global. In this role, he supported clinical solutions in the U.S. and abroad overseeing clinical programs ranging from wellness to complex condition management and integrated care. He also served from 2010 to May 2014 as OptumHealth’s Chief Medical Officer and Senior Vice President. Prior to that, from 2006 to 2010, Dr. Leenay served in various Medical Director roles, including as Chief Medical Officer for the Medicare and retirement business for UnitedHealthcare with accountability for clinical programs, medical payment policy and network relationships. Prior to joining UnitedHealthGroup, Dr. Leenay directed the palliative care division at the University of Minnesota, Fairview after 10 years of community-based clinical practice. Dr. Leenay is board certified in family medicine, geriatrics, and hospice and palliative care. Dr. Leenay earned a bachelor’s degree in biology from Le Mayne College, a master’s degree in educational psychology from the University of Pennsylvania, and a doctor of medicine degree from Thomas Jefferson University in Philadelphia. He completed his residency at Overlook Hospital, at the time, an affiliate of Columbia University.

Rhonda R. Mims joined WellCare in August 2016 as its Senior Vice President, Chief Public Affairs Officer. She is responsible for the development and implementation of the company’s strategic communications, public policy and government affairs, corporate social responsibility, philanthropy, diversity and inclusion, employee volunteerism and brand management. Prior to that, from April 2014 to August 2016, she served with Paul Hastings, LLP, a private law firm, as managing director, corporate social responsibility where she led the charitable giving, pro bono, diversity and environmental sustainability efforts. From May 2000 until April 2014, she served with ING U.S., in roles of increasing responsibility, and ultimately as Senior Vice President, Office of Corporate Responsibility, U.S. Chief Diversity Officer, and President of the ING/Voya Financial Foundation. There, she was responsible for the company’s philanthropic efforts, community programming, environmental strategy and diversity efforts. She holds a Juris Doctor from the University of South Carolina School of Law and a bachelor of science in criminal justice from the University of South Carolina.

Kelly A. Munson has served as Executive Vice President, Medicaid, since October 2016 and leads WellCare’s Medicaid strategy. She has responsibility for WellCare’s operations in Arizona, Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, Nebraska, New Jersey, New York and South Carolina. From December 2014 to October 2016, she served as Senior Vice President, Division President and Product with responsibility for WellCare’s operations in Arkansas, Kentucky, Louisiana, Mississippi, Tennessee and Texas. From August 2014 to December 2014, Kelly was Region President for WellCare’s operations in Arkansas, California, Kentucky, Mississippi and Tennessee. From August 2013 to August 2014, she served as State President, Kentucky. From August 2012 to August 2013, she served as Chief Operating Officer of WellCare of Kentucky. Ms. Munson joined WellCare in 2006, serving in positions of increasing responsibility for WellCare’s Ohio health plan in the areas of operations and regulatory compliance. Before joining WellCare, she held operational positions with Old World Classics, HomeTown Health Network and Medical Mutual of Ohio. Munson graduated from Syracuse University with a bachelor’s degree in dietetics and public health nutrition, and did graduate work in public administration at the University of Akron.

Michael R. Polen has served as Executive Vice President, Medicare and Operations, since October 2016. He is responsible for WellCare’s Medicare and ACO lines of business and oversees enterprise-wide operations, sales and marketing, and network organizations. Before assuming his current position, he served as Senior Vice President, Medicare and Operations from March 2016 to October 2016; Senior Vice President, Operations from September 2013 to March 2016; Vice President, Corporate Initiatives and Strategy from October 2012 to September 2013; and Vice President, Corporate Initiatives from January 2010 to October 2012. Mr. Polen joined WellCare in May 2005, serving in positions of increasing responsibility in the operations and finance departments. Prior to joining WellCare, Mr. Polen held roles with JP Morgan Chase as Assistant Vice President of Treasury and Security Services and as Assistant Treasurer of Balance and Liquidity Management. Mr. Polen earned a Bachelor’s Degree in Decision and Information Science from the University of Florida and a Master of Business Administration from the University of South Florida.

Michael P. Radu has served as WellCare’s Executive Vice President, Clinical Operations and Business Development since October 2016. He provides executive leadership over WellCare’s clinical services operations including utilization management, care management, quality and pharmacy along with business development. He is responsible for delivering operational excellence in support of effective and efficient coordination of care to best meet member needs and for helping to drive the company’s strategic growth efforts. He joined WellCare in August 2015 as its Senior Vice President, Clinical Operations and Business Development. He provides executive leadership over our Clinical Services Operations (CSO), including pharmacy, and business development. Prior to joining WellCare, from July 2013 until March 2015, Mr. Radu was Chief Executive Officer for HealthEssentials, LLC, a privately-held healthcare organization providing post-acute care to the frail elderly population. In that role, Mr. Radu was responsible for the profits and losses of the company and led all departments through eight direct reports including finance, human resources, information technology, business development, operations and clinical. From September 1997 to July 2013, Mr. Radu was with UnitedHealth Group Incorporated, a publicly-held health care company, most recently as Chief Operating Officer, Collaborative Care, Optum. He was responsible for profits and losses for all markets and led development and management of corporate medical functions such as practice management operations, sales/marketing, network development, medical management, quality, and new market development and oversaw all other functions such as information technology, finance, human resources and product development. Prior to that role, Mr. Radu served as President, Southeast Region, for UnitedHealth Group, where he led Medicaid, CHIP and Medicare dual eligible health plans in six states. Mr. Radu earned a Bachelor’s Degree in Psychology at the University of California, Los Angeles and a Master of Business Administration from the University of Southern California.

Timothy N. Trodden joined WellCare in January 2017 as its Senior Vice President and Chief Human Resources Officer. He is responsible for creating and driving an overarching people strategy that supports WellCare’s enterprise-wide priorities. Prior to that, from January 2001 to January 2017, he served in human resources roles of increasing responsibility for Johnson & Johnson and units of Johnson & Johnson, most recently as Head of Human Resources Corporate Enterprise Functions, where he led the overall human resource and talent strategy for all corporate functions. He holds a Masters in human resource management from State University of New Jersey, Rutgers, and a bachelor of arts degree from Seton Hall University. He also participated in the executive development program from University of Pennsylvania, The Wharton School.

Michael C. Yount has served as Senior Vice President and Chief Compliance Officer since April 2014. He leads and directs the Company’s corporate compliance and ethics program, and oversees the Company’s compliance with the laws and regulatory requirements applicable to the company and all of its divisions, subsidiaries and affiliates. He reports to the Chief Executive Officer and the AFRC Committee of the Board. Mr. Yount joined WellCare in April 2011 as Vice President, Regulatory Compliance Counsel. Prior to joining WellCare, he spent nine years with Rite Aid Corporation, first as Government Affairs Attorney from June 2002 to May 2006, then as Director, Government Affairs from May 2006 to December 2006, and ultimately as Vice President, Regulatory Law & Compliance Monitoring and Privacy Officer from January 2007 to April 2011. Prior to joining Rite Aid, he was an attorney with the Illinois Department of Professional Regulation. Mr. Yount holds a Bachelor of Science Degree in pharmacy and a Juris Doctorate, both from Ohio Northern University. He is admitted to the bars in Illinois and New Jersey and is a registered pharmacist in Illinois, Ohio and Pennsylvania.

Executive Compensation

Compensation Discussion and Analysis

This section of the proxy statement explains our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion:

•	Kenneth A. Burdick, Chief Executive Officer;
•	Andrew L. Asher, Executive Vice President and Chief Financial Officer;
•	Kelly A. Munson, Executive Vice President, Medicaid;
•	Michael R. Polen, Executive Vice President, Medicare and Operations; and
•	Michael P. Radu, Executive Vice President, Clinical Operations and Business Development.

Executive Summary

We are a leading managed care company, focusing on government-sponsored managed care services, primarily through Medicaid, Medicare Advantage (“MA”) and Medicare Prescription Drug Plans (“PDPs”) to families, children, seniors and individuals with complex medical needs. We are the 5th largest Medicaid company in the U.S. with 2.7 million members in 11 states; the 6th largest MA company in the U.S. with 496,000 members in 18 states; and the 6th largest PDP company in the U.S. with 1.2 million members nationwide. Under the leadership of our management team, we are creating a culture of accountability with a focus on disciplined execution.

We delivered another year of outstanding performance in 2017. During 2017, our stock price increased 46.7%, our revenues increased 19.5%, our total assets increased 36% and our cash flows from operating activities remained strong at $1.05 billion. We have provided positive returns to our stockholders, while diversifying our sources of revenue and earnings, and provided a strong and stable capital position so we can serve our government partners and members. The following graphs illustrate our strong performance.

Overview

Our executive compensation program is designed to motivate, retain and attract highly qualified executive officers, maintain a strong link between pay and the achievement of enterprise-wide goals, align the economic interests of our executive officers with those of our stockholders, reward performance and foster an environment that reflects leadership, initiative, execution, accountability and compliance with our ethical, regulatory and contractual requirements. It is also intended to be competitive with the market practices of a peer group and other companies with which we compete for talent and reflect our pay-for-performance philosophy by placing a significant majority of the compensation of our executive officers “at risk” in the form of variable pay elements tied to financial, operating and health care quality performance goals and to our stock price.

Each year, the Compensation Committee reviews all compensation elements together to balance both long-term and short-term objectives and to motivate our named executive officers to attain those objectives. Annual cash incentives for our named executive officers in 2017 were based upon an adjusted earnings per diluted share goal (which is defined in “2017 Short-Term Incentive Program Payout Determination – Corporate Goal Component” below), a scorecard of operating and health care quality metrics and personal performance. Long-term performance-based equity awards granted in 2017, representing 75% of each named executive officer’s long-term incentive opportunity, will vest, if at all, based upon achieving an adjusted net income margin goal (which is defined in “2017 Long-Term Incentive Programs Awards” below), quality results and total stockholder return relative to that of the companies in the S&P Health Care Services Select Industry Index, each over a three-year performance period. Our named executive officers were also granted time-based awards of RSU Awards, representing 25% of each named executive officer’s long-term incentive opportunity, with a three-year service-based vesting period to retain these key executives, provide compensation at levels that are competitive with the market, and create an additional immediate alignment with stockholder interests. The Compensation Committee believes that this mix between short-term and long-term incentives and financial and non-financial metrics balance near-term operational performance with longer-term strategic goals and gives the named executive officers a considerable stake in delivering stockholder value over the long-term.

Achievement of 2017 Short-Term Incentive Award Goals

Our 2017 short-term incentive program for our named executive officers consisted of a corporate goals component (70% of an executive’s opportunity) and a personal performance component (30% of an executive’s opportunity). The financial measure, which counted for 70% of the corporate goals component, was adjusted earnings per diluted share. Maximum performance for this goal was $7.38 and we achieved $8.52. Various operating and health care quality measures made up the remaining 30% of the corporate goals component. Based on an assessment of our results, and taking into consideration the weighting of each component, the Compensation Committee determined that we achieved 174.5% of target level performance for the corporate goals component under the 2017 short-term incentive program.

Achievement of Long-Term Performance-Based Incentive Award Goals During 2017

PSU Awards and MSU Awards that were granted in 2015 cliff-vested in March 2018 based on the achievement of performance measures for the three-year performance period ending December 31, 2017. The PSU Awards vested at 145% of the target amounts based on the achievement of financial and health care quality goals, while MSU Awards vested at 200% of target performance based on the increase in our stock price over the three-year performance period.

In addition, in May 2017, the “hurdle price” performance condition for the one-time PSU Awards granted in September 2016 was achieved. The hurdle price condition required that the closing price of our common stock represent at least a 25% increase over the average closing price of our stock for the ten trading days preceding the grant date for a period of at least 30 consecutive trading days. Additionally, the PSU Awards satisfied the performance condition that the Company’s Adjusted EBITDA (as defined in “2017 Short-Term Incentive Program Payout Determination” below) for the four quarters ending June 30, 2017 was at least $100 million. Accordingly, these awards vest in equal installments on the first, second and third anniversaries of the grant date.

Executive Compensation Practices

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following practices that were in effect during 2017:

Pay tied to performance	Reflecting the Compensation Committee’s philosophy of pay-for-performance, a majority of our named executive officers’ compensation is performance-based and at risk.

Rigorous performance metrics	The Compensation Committee annually sets performance targets that it believes are challenging but attainable for our short-term and long-term incentive programs.

Double-trigger for change-in-control benefits	Our executive severance plan and equity award agreements include double-trigger change-in-control severance provisions.

Annual compensation risk assessment	The Compensation Committee conducts an annual risk assessment of our compensation program.

Misconduct-based clawback policies	We include misconduct-based recoupment or “clawback” provisions in all cash and equity-based incentive awards issued to our named executive officers.

Meaningful stock ownership requirements	We require our named executive officers to hold a substantial amount of Company stock.

Independent compensation consultant	The Compensation Committee has directly retained an independent compensation consultant that only performs services for the Compensation Committee.

Benchmark compensation practices

We benchmark executive compensation against the compensation practices of a selected group of companies that we consider to be our peers and market pay data from published surveys of a broader group of companies, and use the median of market data as a reference point when making decisions regarding target compensation levels for our named executive officers.

Annual say-on-pay votes	We conduct annual advisory stockholder votes to approve the Company’s executive compensation.

Formal Annual Review Process for CEO	We have a formal annual review process for the Chief Executive Officer’s performance, co-led by the Chairpersons of the Compensation Committee and the NCG Committee.

No hedging or pledging Company stock	Our policies prohibit trading in call or put options involving our securities, engaging in short sales of our securities and pledging our securities to secure loans.

No change-in-control excise tax gross-ups	We do not provide for any change-in-control excise tax gross-up payments.

No employment agreements

We do not provide employment agreements to our named executive officers, and, therefore, there is no contractual or guaranteed entitlement to a specified level of base salary, annual bonus or long-term incentive compensation.

No excessive inducement grants

We use sign-on equity awards only to replace awards forfeited from a prior employer. Our practice is for new executives to participate in the cycle of incentive awards related to the year in which they are hired.

No supplemental executive retirement plan	We do not have an executive retirement plan that provides benefits to our named executive officers that our broader associate population is not entitled to receive.

No pension plans	We do not provide pension plans (supplemental or otherwise) for any of our named executive officers.

No perquisites to former executives	We do not provide any perquisites to former and/or retired executives, such as lifetime benefits, car allowances, personal use of corporate aircraft, or similar arrangements.

No re-pricings without stockholder approval	Our 2013 Incentive Compensation Plan prohibits an equity exchange, cash buy-out or re-pricing program without first obtaining stockholder approval for such a program.

How We Make Decisions

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. We believe that this core philosophy is embedded in all aspects of our executive compensation program and is reflected in our guiding principles, as described below. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders. Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

Offer Competitive Compensation

We offer an executive compensation program that is competitive and that helps us motivate, retain and attract highly qualified executive officers. We benchmark executive compensation against the compensation practices of a selected group of companies that we consider to be our peers and market pay data from published surveys of a broader group of companies, and use the median of market data as a reference point when making decisions regarding target compensation levels for our named executive officers.

Pay-for-Performance

We grant performance-based incentive awards with pre-established short-term and long-term goals designed to align individuals’ rewards with Company performance. A substantial portion of the total target compensation of our named executive officers (66% in 2017) is earned based on achievement of enterprise-wide goals that affect stockholder value.

Reward Long-Term Growth and Stockholder Value Creation

Compensation of our named executive officers is generally heavily weighted toward equity and long-term performance awards with metrics that we believe are aligned with our long-term strategic goals. These awards encourage sustained performance and positive stockholder returns.

Standard Benefits and Very Limited Perquisites	We provide standard employee benefits and very limited perquisites to our named executive officers. We generally do not have any “executive-only” benefits.

Stockholder Feedback

We value the feedback provided by our stockholders and have discussions with them on an ongoing basis regarding various corporate governance topics, including executive compensation. Stockholders are also provided the opportunity to cast an annual advisory vote on executive compensation. At our 2017 annual meeting of stockholders, stockholders indicated their overwhelming support for the compensation of our named executive officers, with approximately 99% of the votes cast supporting our “say-on-pay” proposal. The following graph summarizes our “say-on-pay” results during the past five years.

Stockholders Who Approved the Compensation

of our Named Executive Officers

The Compensation Committee believes these levels of stockholder votes indicate strong support for the Company’s executive compensation program and continued the philosophy, principles and basic framework utilized in 2016 for 2017.

Elements of Our Executive Compensation Program

Our Compensation Committee believes that the following elements of our executive compensation program further our compensation program principles.

Element	Objectives	Type

Base Salary	Provides competitive level of fixed compensation. Rewards core competence relative to level of responsibility, experience and contribution.	Annual compensation, not variable

Short-Term Incentives

Provides variable compensation opportunity for short-term performance. Rewards on the basis of tangible financial results and the achievement of operating and health care quality goals that are the basis for achieving longer-term strategic goals.

Annual performance compensation; variable

Long-Term Incentives

Provides variable compensation opportunity for long-term performance and retention. Rewards on the basis of achievement of tangible financial results, health care quality and changes in stock price over a multi-year period. Aligns executive compensation with creation of stockholder value.

Long-term performance compensation, variable

Employee Benefits	Includes medical, dental, disability, retirement, relocation and severance plans. Provides competitive and cost-effective benefits that promote a healthy workforce.	Annual indirect compensation, not variable

The Compensation Committee views all of the compensation elements together to set each named executive officer’s total compensation each year. In addition, the Compensation Committee seeks to balance the compensation elements to motivate each named executive officer to achieve both long-term and short-term objectives. For our named executive officers, this balance is typically attained by relying more heavily on long-term equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

The following chart illustrates the compensation elements for Mr. Burdick, our Chief Executive Officer, and for the other named executive officers as a group for 2017. This chart assists in demonstrating our compensation philosophy that a significant majority of each named executive officer’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity.

2017 Target Compensation Components

Role of the Board, Compensation Committee and Chief Executive Officer

Our executive compensation program is administered and overseen by our Compensation Committee, consisting entirely of independent directors, with assistance from management and an independent compensation consultant selected and retained by the Compensation Committee. Generally, compensation amounts are determined by analyzing, among other things, compensation data collected from the publicly disclosed proxy materials of a selected group of companies (the “Peer Group”) and market pay data from published surveys of a broader group of companies (the “Survey Group”), the executive’s qualifications and experience, the executive’s scope of responsibility within the Company, internal equity (in this context, meaning striving to ensure that our executives with similar levels of responsibility, experience and historical performance are rewarded comparably) and the individual’s historical performance.

Chief Executive Officer Compensation

On behalf of the Board, the Chairs of the Compensation Committee and NCG Committee co-lead an annual performance review of our Chief Executive Officer. The review includes personal interviews with members of the Board and a review of the Chief Executive Officer’s self-assessment. The results of this performance evaluation provide a qualitative assessment of the Chief Executive Officer’s performance during the year. Based on this evaluation, market data and input from its independent consultant, the Compensation Committee will make a recommendation regarding the compensation levels of the Chief Executive Officer to the independent members of the Board for approval.

Named Executive Officers other than the Chief Executive Officer

The Chief Executive Officer performs an annual performance review of the named executive officers who report directly to him and makes recommendations regarding the compensation levels for these executive officers to the Compensation Committee. Based on the Chief Executive Officer’s performance evaluations of the named executive officers, the Chief Executive Officer’s recommendations regarding compensation levels for these executive officers, market data and input from its independent consultant, the Compensation Committee approves the compensation levels for these named executive officers.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant, FW Cook, to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. FW Cook reports directly to the Compensation Committee. The types of services performed by FW Cook during 2017 included reviewing the Company’s peer group, advising on the design of short-term and long-term incentive programs, providing data regarding prevalent compensation practices and levels of pay for directors and executives, commenting on compensation-related disclosures, and conducting a compensation risk assessment. A representative of FW Cook generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited, and communicates directly with the Compensation Committee’s Chairperson and its other members outside of meetings.

FW Cook does not provide any other services to the Company and does not perform any work for management. The Compensation Committee has assessed the independence of FW Cook, specifically considering, in accordance with SEC and NYSE rules, whether FW Cook had any relationships with the Company, our officers or our Board members that would impair its independence. Based on this evaluation, the Compensation Committee concluded that FW Cook’s work for the Compensation Committee did not raise any conflict of interest.

Competitive Positioning

For benchmarking purposes in assessing and reviewing compensation levels for our executive officers, including our named executive officers, the Compensation Committee utilized Peer Group data and Survey Group data. The Compensation Committee’s goal is to achieve target total compensation for each named executive officer that generally targets within +/- 15% of the median of the Peer Group and/or Survey Group data used for that named executive officer. The Compensation Committee believes this approach is appropriate due to the Company’s size, complexity and the design of the compensation program, which calibrates realized compensation to the Company’s internal and relative performance over a multi-year period. The following is a brief summary of the processes followed by the Compensation Committee to select competitive compensation benchmark data and how the Compensation Committee uses that data.

Selecting a Peer Group

At the request of the Compensation Committee, FW Cook conducts an annual review of the Company’s Peer Group for purposes of executive officer compensation benchmarking. For the past few years we relied on a Peer Group of eight companies due to the limited universe of similarly-sized direct competitors in the managed health care industry. While these companies were comparable to us in terms of size and industry focus, recent and potential consolidation in the managed health care industry created a need to add companies to our peer group to maintain a robust sample. In light of these circumstances and to help inform the peer group selection process, in late 2016 FW Cook reviewed how our peers approach peer group selection, which revealed that most of our managed health care peers include companies from other industries in their peer groups, including health care services and facilities companies and, to a lesser extent, health care distributors and life and health insurers. Similar to most of our peers, Institutional Shareholder Services and Glass Lewis each incorporate companies outside of the managed health care industry into their respective peer groups for us.

Based on the review of how our peers approach peer group selection, we broadened our approach to constructing our Peer Group. Our starting point was the universe of all U.S. publicly traded companies. Of those companies, we identified all managed health care companies with revenues of $1 billion or more and all health care services companies, health care facilities companies, life and health insurance companies and multi-line insurance companies with revenues of 0.5x to 2x of our revenues. These screens resulted in a universe of 25 potential peer companies.

We next evaluated the 25 companies based on a scorecard of criteria which enabled a more comprehensive evaluation of each Peer Group candidate than does a hard screen. Based on an evaluation of the scorecard, the Compensation Committee approved a 2017 Peer Group in September 2016 that added ten of the 25 potential peer companies. Two companies that were included in the 2016 Peer Group, Catamaran Corporation and Health Net, Inc., were removed because they had been acquired. This resulted in a 16-company Peer Group for 2017 consisting of the following companies:

•  Centene Corporation

•  Cigna Corporation*

•  Community Health Systems, Inc.*

•  CNO Financial Group, Inc.

•  DaVita Inc.*

•  Humana Inc.

•  Kindred Healthcare, Inc.*

•  Laboratory Corporation of America Holdings*

•  Magellan Health Services, Inc.

•  Molina Healthcare, Inc.

•  Quest Diagnostics Incorporated*

•  Tenet Healthcare Corporation*

•  Triple-S Management Corporation*

•  Universal American Corp.

•  Universal Health Services, Inc.*

•  Unum Group*

*	Denotes a company added to the 2017 Peer Group.

As compared to the 2017 Peer Group, we are between the median and 75th percentile in terms of revenue but between the 25th percentile and median in terms of net income margin and market capitalization, which we believe to be balanced and reasonable compared to how our peers position themselves against their own peers. The following chart summarizes these measures.

Percentile Rank	Revenue(1)	Net Income Margin(1)	Market Capitalization(2)
75th Percentile	$19.3 Billion	6.9%	$12.1 Billion
50th Percentile	$10.1 Billion	1.7%	$5.7 Billion
25th Percentile	$6.6 Billion	0.8%	$1.4 Billion
WellCare	$14.1 Billion	1.3%	$5.0 Billion

(1)

Based on most recently disclosed trailing four quarters ended June 30, 2016. Net income margin is defined for this purpose as net income before extraordinary items and discontinued operations divided by total revenue.

(2)	As of August 31, 2016.

Survey Group Data

In addition to Peer Group data, the Compensation Committee uses Survey Group data provided by FW Cook from:

•	Towers Watson 2017 CDB General Industry Executive Compensation Survey,
•	Aon Hewitt 2017 Executive Compensation Survey, and
•	Mercer 2017 IHN Health Plan Executives Survey.

The data from these surveys was scaled to our size by FW Cook based on revenues or corresponding revenue ranges as provided by the various surveys. While the Compensation Committee reviewed and considered the data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys.

How the Compensation Committee uses Peer Group and Survey Group Data

In setting compensation levels, the Compensation Committee compares base salaries, short-term incentive opportunities and long-term incentive opportunities for our executive officers to the Peer Group data and Survey Group data, which are collectively referred to as “market data.” The Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation

Committee believes such comparative information is useful and, as discussed above, generally seeks to set target total compensation for each named executive officer within +/- 15% of the Peer Group and/or Survey Group data median, such information is intended solely to serve as reference points to assist the Compensation Committee in its discussions and deliberations. Each executive officer’s compensation was determined after considering the market data of comparable positions, the executive’s qualifications and experience, the executive’s scope of responsibility within the Company, internal equity (in this context, meaning striving to ensure that our executives with similar levels of responsibility, experience and historical performance are rewarded comparably) and the individual’s historical performance. The compensation of our Chief Executive Officer and Chief Financial Officer is benchmarked against Peer Group data and Survey Group data, while the compensation of our other executive officers is benchmarked against Survey Group data for comparable roles.

2017 Target Compensation Levels and Components

The table below summarizes the 2017 target compensation level for each named executive officer. See “Competitive Positioning – How the Compensation Committee uses Peer Group and Survey Group Data” above for a description of the methodology used by the Compensation Committee for determining each named executive officer’s target compensation level.

	2017 Target Compensation Components
Executive	Base Salary(1)	Short-Term Incentive Target	Long-Term Incentive Target	2017 Total Target Compensation
Kenneth A. Burdick	$1,200,000	$1,800,000	$7,000,000	$10,000,000
Andrew L. Asher	$640,000	$640,000	$1,280,000	$2,560,000
Kelly A. Munson	$475,000	$475,000	$665,000	$1,615,000
Michael R. Polen	$475,000	$475,000	$665,000	$1,615,000
Michael P. Radu	$475,000	$356,250	$665,000	$1,496,250

(1)

Base salary was adjusted effective February 19, 2017. Amount will be different than the base salary reported in the Summary Compensation Table below, which discloses the amount of base salary paid to the named executive officer during 2017.

2017 Compensation Adjustments

In connection with our 2017 annual performance and compensation review process, the Compensation Committee approved certain compensation adjustments for our named executive officers in March 2017. The following compensation adjustments are reflected in the target compensation table above.

•

Mr. Burdick’s base salary was increased from $1,000,000 to $1,200,000. Mr. Burdick’s short-term incentive target, expressed as a percentage of base salary, of 150% was not adjusted, but was applied to his new base salary, resulting in a short-term incentive target of $1,800,000. Mr. Burdick’s long-term incentive target, expressed as a percentage of base salary, was increased from 550% to 583%, resulting in a long-term incentive target of $7,000,000. These increases were to bring Mr. Burdick’s compensation closer to the median of chief executive officer market data and in recognition of his leadership in outperforming pre-established metrics for revenue and EPS growth, net income margin and cash flow, establishing a long-term growth strategy, ensuring competitive positioning through new business wins and acquisitions, strengthening the organization’s technology, clinical and operational platforms, instilling a corporate culture of respect, high expectations and accountability, and building and developing a strong management team.

•

Mr. Asher’s base salary was increased from $600,000 to $640,000. Mr. Asher’s short-term target, expressed as a percentage of base salary, of 100% was not adjusted, but was applied to his new base salary, resulting in a short-term incentive target of $640,000. Mr. Asher’s long-term target, expressed as a percentage of base salary, of 200% was not adjusted, but was applied to his new base salary, resulting in a long-term incentive target of $1,280,000. These increases were to bring Mr. Asher’s compensation closer to the median of chief financial officer market data and in recognition of his leadership in driving a more balanced distribution of earnings across our lines of business and across local markets, increasing our borrowing capacity with favorable rates and terms, developing and recruiting talent and enhancing associate engagement.

•

Ms. Munson’s base salary was increased from $450,000 to $475,000. Ms. Munson’s short-term incentive target, expressed as a percentage of base salary, was increased from 70% to 100%, resulting in a short-term incentive target of $475,000. Ms. Munson’s long-term incentive target, expressed as a percentage of base salary, was increased from 120% to 140%, resulting in a long-term incentive target of $665,000. These increases were to better align Ms. Munson’s compensation with the median of market data for comparable positions and in recognition of her leadership in our Medicare turnaround, managing rate reductions in one of our largest Medicaid markets, aligning community advocacy efforts to support our value proposition and recruiting and developing talent.

•

Mr. Polen’s base salary was increased from $450,000 to $475,000. Mr. Polen’s short-term incentive target, expressed as a percentage of base salary, was increased from 60% to 100%, resulting in a short-term incentive target of $475,000. Mr. Polen’s long-term incentive target, expressed as a percentage of base salary, was increased from 120% to 140%, resulting in a long-term incentive target of $665,000. These increases were to better align Mr. Polen’s compensation with the median of market data for comparable positions and in recognition of his leadership in improving member and provider experiences, advancing value-based contracting initiatives, executing on medical expense initiatives, transitioning our information technology function to our new Chief Information Officer, enhancing associate engagement and decreasing undesirable associate turnover.

•

Mr. Radu’s base salary was increased from $430,000 to $475,000. Mr. Radu’s short-term incentive target, expressed as a percentage of base salary, was increased from 70% to 75%, resulting in a short-term incentive target of $356,250. Mr. Radu’s long-term incentive target, expressed as a percentage of base salary, of 140% was not changed, but was applied to his new base salary, resulting in a long-term incentive target of $665,000. These increases were to better align Mr. Polen’s compensation with the median of market data for comparable positions and in recognition of his leadership in executing our business development and our long-term growth strategies, strengthening our clinical programs, recruiting talent, decreasing undesirable associate turnover and enhancing associate engagement.

2017 Short-Term Incentive Program Payout Determination

As a component of total compensation, the Compensation Committee grants short-term incentive awards with the intention of driving the achievement of the Company’s key goals and initiatives and rewarding individuals based on their contributions to those results. Short-term incentive awards are based on each executive’s pre-established short-term incentive target, subject to continued employment and the achievement of performance goals, limited to a maximum payout of 200% of target, and payable in cash. In addition, due to the direct and indirect impact a serious health care compliance issue can have on a company, compliance with the Company’s ethical, regulatory and contractual requirements is a threshold to any payout under the program.

For 2017, short-term incentive awards for the named executive officers were paid under an umbrella plan designed to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Under the umbrella plan, our Chief Executive Officer is eligible to receive a maximum bonus award of the lesser of $4 million or 5% of the Company’s Adjusted EBITDA, as defined below, and each other executive officer is eligible to receive a maximum bonus award of the lesser of $3 million or 3% of the Company’s Adjusted EBITDA. Adjusted EBITDA is calculated as income before income taxes determined in accordance with generally accepted accounting principles (“GAAP”) adjusted for interest expense, depreciation and amortization, investigation costs, pharmacy benefit manager transitory costs, gains or losses on divestitures, merger and acquisition related costs, divestiture related costs, impairment charges, Iowa-related costs, items that are unusual in nature and infrequent as defined by GAAP, and any changes in accounting methodology as reported in the Company’s financial statements. Actual bonus amounts paid to the executive officers for 2017 performance were determined based on the level of achievement of pre-determined goals under the 2017 short-term incentive program described below and were below the officers’ maximum award under the umbrella plan. This “plan within a plan” structure was designed to preserve deductibility under Section 162(m) of the Code, as in effect prior to 2018, while giving the Compensation Committee the flexibility to grant awards that reflect financial, strategic and personal achievements.

Our 2017 short-term incentive program for our executive officers consists of a corporate goals component and a personal performance component. 70% of an executive officer’s short-term incentive opportunity is based on the achievement of corporate goals, and 30% is based on the executive officer’s personal performance. The corporate goals component is further divided into a financial component, which is weighted 70% of the corporate goals component, and an operating and health care quality component, which is weighted 30%.

Corporate Goal Component

For the financial goal component, the Compensation Committee determined to use adjusted reported earnings per diluted share (as defined below) and established threshold, target and maximum levels of performance for that goal which correspond with business plan goals set during our annual business planning process. Our annual business plan was developed based on our business environment and incorporates initiatives and investments during the year that will have a near-term as well as longer-term impact on our business. The following table sets forth the threshold, target and maximum levels of performance established for the 2017 financial component goal, as well as the actual 2017 performance result.

Financial Component Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Result
Adjusted Earnings Per Diluted Share(1)	$5.54	$6.15	$7.38	$8.52	(2)

(1)

Adjusted reported earnings per diluted share is earnings per diluted share adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs; amortization expense associated with acquisitions; certain one-time transaction costs related to the acquisition of Universal American Corp. (“Universal American”); certain one-time costs associated with the integration of Universal American’s operations expected to be incurred through 2019; the costs associated with the redemption of the Company’s 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes; and the tax effect of the deferred tax revaluation after the Tax Cuts and Jobs Act of 2017 was enacted in December 2017.

(2)	Performance between the threshold and target, or target and maximum performance levels was interpolated on a straight-line basis.

For the operating and health care quality goal component, the Compensation Committee determined to use a scorecard of operating and health care quality performance measures, including improvement in Healthcare Effectiveness Data and Information Set (“HEDIS”) and pharmacy measures, provider satisfaction, member satisfaction, associate satisfaction and new business and acquisition integration. The Compensation Committee established a target level of performance for each operating and health care quality performance measure that represents a meaningful improvement above our 2016 performance. The Compensation Committee considers these performance measures important to longer-term financial success, customer satisfaction and employee welfare that might not be immediately reflected in annual financial results. The measures within the operating and health care quality goal component are not individually weighted, but were considered together by the Compensation Committee based on a holistic assessment of the Company’s performance against the targets in determining the overall achievement of this goal. The following table sets forth the target levels of performance established for the 2017 operating and health care quality measures, as well as the actual 2017 performance results.

Operating and Health Care Quality Component Performance Measures	Target	Actual Results

HEDIS and Pharmacy Measure Improvement	44%	42%

Provider Satisfaction	74%	73.3%

Medicare Member Satisfaction	55%	56.3%

Medicaid Member Satisfaction	26	27.5

Associate Satisfaction	80%	78%

New Business and Acquisition Integration	Achieving target synergies with regards to financial, people, processes and technology	Above Target

Based on the results of operating and health care quality goals summarized above, the Compensation Committee determined that we achieved 115% of target level performance for these goals. In making the determination, the Compensation Committee took into consideration that the targets were stretch goals based on industry and/or market competitor performance benchmark data.

After consideration of the results of the financial component and the operating and health care quality goals component, and the weighting of each component in accordance with the 2017 short-term incentive program as described above, the Compensation Committee determined that we achieved 174.5% of target level performance for the corporate goal component under the 2017 short-term incentive program.

Personal Goal Component

For the personal goals component, the Compensation Committee evaluates each executive officer’s personal performance. In determining each executive officer’s personal performance, the Compensation Committee took into account a qualitative assessment of each executive officer’s individual performance and accomplishments during the year. Individual factors considered were as follows:

•

The Compensation Committee believes that the overall performance of the Company in 2017 was reflective of Mr. Burdick’s individual performance as Chief Executive Officer, and is a result of his leadership in outperforming pre-established financial metrics for adjusted earnings per diluted share, adjusted net income, adjusted net income margin and return on equity, strong performance improvement in Medicare and Medicaid quality measures, the successful launch of new business opportunities and the integration of three significant acquisitions. In addition, Mr. Burdick established the framework for a five-year growth strategy, further strengthened the organization’s technology, clinical and operational platforms, instilled a corporate culture of respect, compliance, high expectations and accountability, and continued to build and develop a strong management team at all levels of the organization.

•

Mr. Asher’s individual performance considerations included his leadership in championing our core values and holding himself and our leaders accountable to achieve financial commitments, including profitability and acquisition synergies.

•

Ms. Munson’s individual performance considerations included her leadership in driving exceptional financial results, strong organic growth, building a multi-year strategy and strengthening core capabilities for our Medicaid business.

•

Mr. Polen’s individual performance considerations included his leadership overseeing our Medicare business and driving improvements in network performance, encounter processing, payment integrity and member satisfaction.

•

Mr. Radu’s individual performance considerations included his leadership in driving financial results in our pharmacy business, executing on medical expense initiatives, achieving Medicare H-contract Star score improvements and developing and implementing our new medical management platform and processes.

Overall Payout Determination

After taking into consideration the achievement of the corporate goals and each executive’s individual performance and accomplishments, the Compensation Committee determined the 2017 short-term incentive award payouts for the named executive officers as set forth in the following table.

Executive	Short-Term Incentive Target	Amount Earned	Percent of Target
Kenneth A. Burdick	$1,800,000	$3,141,000	174.5%
Andrew L. Asher	$640,000	$1,166,500	182.3%
Kelly A. Munson	$475,000	$865,000	182.1%
Michael R. Polen	$475,000	$865,000	182.1%
Michael P. Radu	$356,250	$592,000	166.2%

Payout Determination of 2015-2017 Cycle PSU Awards Granted in 2015

In March 2015, the Compensation Committee established performance goals for the three-year period ended December 31, 2017 for PSU Awards granted during 2015. These PSU Awards cliff-vested on March 1, 2018. The number of shares of common stock earned upon vesting was based on the level of achievement of the performance goals as determined by the Compensation Committee.

These goals consisted of a financial component and a health care quality component, each weighted 50%, as the Compensation Committee believed this balance would help reinforce a culture emphasizing the importance of quality of service to the Company’s future success. The financial component consisted of a return on equity goal and adjusted net income margin goal, which were weighted equally. The health care quality component consisted of quality scores for our Medicare products, select Medicaid HEDIS measures and meeting the expectations of our state customers. We believe health care quality results are and will continue to be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business and our ability to obtain accreditations.

The following table sets forth the goals for the three-year period ending December 31, 2017, and below the table we describe the actual results that were achieved as determined by the Compensation Committee.

Weight	Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Financial Element
25%	Return on Equity	Moving toward Peer Median	Peer Median	Significantly above Peer Median

25%	Adjusted Net Income Margin	1.50%	1.70%	2.00%

Health Care Quality Elements

25%	Medicare Stars Results	Each market must achieve the greater of 3.0 or its current rating	Each market must achieve its target rating: ratings vary by market	Each market exceeds its target rating by 0.5

25%(1)	Select Medicaid HEDIS Measures	Improving, but still below competitors	Improvement in line with competitors	100% measures > 50th percentile and 50% measures > 75th percentile
Meeting the Expectations of State Customers

Assessment by the Compensation Committee whether we are meeting and/or exceeding the expectations of our state customers more broadly and whether we are gaining or losing in quality performance relative to our competitors

(1)	The elements within this metric are not individually weighted, but are considered together in determining the overall achievement of the metric.

Return on Equity

Our return on equity for fiscal year 2017 was approximately 17.4%, which was approximately 124.5% above the median of this metric for the eight-company peer group used to measure our 2017 relative performance. This represents an improvement from 55.3% below the median at the beginning of the performance period to 24.5% above the median at the end of the performance period. Return on equity was calculated by dividing reported adjusted net income for the fiscal year by the average stockholders’ equity, excluding share buybacks and dividends, during the fiscal year. The peer group used to measure our relative performance for this goal consisted of Aetna Inc., Anthem, Inc., Centene Corporation, Cigna Corporation, Humana Inc., Magellan Health Services, Inc., Molina Healthcare, Inc. and UnitedHealth Group Incorporated. In addition, the Compensation Committee considered our total stockholder return from January 1, 2015 to December 31, 2017, which was approximately 165%, and ranked 3rd, or in the 96th percentile, of the companies included in the S&P Health Care Services Select Industry Index as of January 1, 2015 (adjusted to account for mergers, acquisitions, business combinations and bankruptcies during the three-year performance period). Based on the foregoing, the Compensation Committee attributed above target but below maximum performance related to the return on equity goal.

Adjusted Net Income Margin

Our adjusted net income margin for fiscal year 2017 was 2.3%, which exceeded the 2.0% target for maximum performance for this goal. Based on the foregoing, the Compensation Committee attributed maximum performance related to the adjusted net income margin goal.

Medicare Star Results

Three of our 16 MA contracts active on December 31, 2017 received an overall rating by the Centers for Medicare & Medicaid Services of 4.0 stars or higher, including contracts serving certain of our members in Florida, Maine, New York and Texas. Four of our MA contracts received an overall rating of 3.5 stars, including contracts serving certain of our members in Arizona, California, New Jersey, and New York. Eight of our MA contracts received an overall rating of 3.0 stars, while we had one MA contract that received an overall score of 2.5 stars. Based on the foregoing, the Compensation Committee attributed above threshold but below target performance related to the Medicare Stars goal.

Select Medicaid HEDIS Measures and Meeting the Expectations of State Customers

The Compensation Committee evaluated improvement in Medicaid HEDIS measures, quality rankings compared to market competitors, accreditation status, quality-related withholds earned, interruptions in auto assignment of members and sanctions issued, and attributed above target but below maximum performance related to our quality goals for our state Medicaid plans.

Overall Payout Determination

The Compensation Committee considered all of the foregoing results and, after taking into consideration the weighting of each goal in accordance with the 2015-2017 long-term incentive program, determined that the achievement of goals for the PSU Awards for the three-year performance period ended December 31, 2017 was 145% of the target amounts for our named executive officers.

The following table sets forth the actual number of units earned for the 2015-2017 performance period for our named executive officers.

Executive	Threshold (#)	Target (#)	Maximum (#)	Payout (#)	% of Target
Kenneth A. Burdick	13,509	27,018	54,036	39,176	145%
Andrew L. Asher	2,972	5,944	11,888	8,619	145%
Kelly A. Munson	1,297	2,594	5,188	3,761	145%
Michael R. Polen	1,081	2,161	4,322	3,133	145%
Michael P. Radu	1,660	3,320	6,640	4,814	145%

Payout Determination of 2015-2017 Cycle MSU Awards Granted in 2015

MSU Awards granted in 2015 cliff-vested on March 1, 2018. We calculated the number of shares of common stock earned upon vesting based on the number of target units granted multiplied by the ratio of the average closing price of our common stock during the last 30 market trading days of 2017 ($203.41) compared to the average closing price of our common stock during the last 30 market trading days of 2014 ($76.63); provided that the maximum stock price multiplier was limited to 200%. This resulted in a payout calculation of 200% of the target amounts. The following table sets forth the actual number of units earned for the 2015-2017 performance period for our named executive officers.

Executive	Threshold (#)	Target (#)	Maximum (#)	Payout (#)	% of Target
Kenneth A. Burdick	9,588	19,175	38,350	38,350	200%
Andrew L. Asher	1,055	2,109	4,218	4,218	200%
Kelly A. Munson	460	920	1,840	1,840	200%
Michael R. Polen	384	767	1,534	1,534	200%
Michael P. Radu	589	1,178	2,356	2,356	200%

Achievement of September 2016 PSU Award Performance Goals

Mr. Asher, Ms. Munson, Mr. Polen and Mr. Radu were each granted a PSU Award in September 2016. Pursuant to the terms of these awards, each executive could earn up to 10,839 shares if the closing price of our stock was at least $142.49 for a period of 30 consecutive trading days before the end of the three-year performance period. The $142.49 “hurdle price” represented a 25% increase over the average closing price of our stock for the ten trading days preceding the grant date, which was $113.99. The hurdle price performance condition was achieved in May 2017. Additionally, the PSU Awards satisfied the performance condition that the Company’s Adjusted EBITDA for the four quarters ending June 30, 2017 was at least $100 million. Accordingly, 3,613 units under each award vested on September 29, 2017, and the remaining 7,226 units are scheduled to vest in equal installments on September 29, 2018 and September 29, 2019.

2017 Long-Term Incentive Program Awards

As a component of total compensation, in 2017 the Compensation Committee granted long-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results. The granting of long-term incentive awards is discretionary, based on each executive’s pre-established long-term incentive target, and represents the largest portion of executive officer compensation.

For 2017, the Compensation Committee determined to grant each executive a PSU Award that will be earned based on our relative total stockholder return compared to the companies included in the S&P Health Care Services Select Industry Index (the “PSU-TSR Awards”), a PSU Award that will be earned based on the achievement of an adjusted net income margin goal (the “PSU-NI Awards”), a PSU Award that will be earned based on improvements in our quality performance (the “PSU-QUAL Awards”), and an RSU Award. PSU Awards were selected to ensure a strong pay-for-performance alignment of the Company’s compensation program with stockholder interests and are earned by executives based on the achievement of internal and relative goals. RSU Awards were selected because they are full value shares with time vesting and, as such, provide added retention value. For each of our named executive officers, PSU Awards represented 75% of each executive’s long-term incentive opportunity, and RSU Awards represented 25%. As a result, the allocation of equity awards was 75% performance-based and 25% retention-oriented. The Compensation Committee believes that these allocations provide a compelling performance-based compensation opportunity and effectively balance the Company’s objective of focusing our executives on delivering long-term value creation to our stockholders with the goal of retaining talented executives and encouraging their long-term tenure with the Company.

The following table sets forth a summary of the 2017 long-term incentive awards granted to our named executive officers.

	LTI Target Value Allocation	Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

PSU Awards	25%	Relative Total Stockholder Return	25th Percentile of Peer Group	50th Percentile of Peer Group	90th Percentile of Peer Group
	25%	Adjusted Net Income Margin	1.75%	1.95%	2.25%
	25%	Medicaid/Medicare Quality	Achievement Based on Compensation Committee’s Qualitative Assessment of Performance

RSU Awards	25%	Time-Based	—	Vests in Three Equal Annual Installments	—

In addition to the performance and vesting conditions summarized in the table above and described in further detail below, PSU-NI Awards, PSU-QUAL Awards and RSU Awards granted to our executive officers initially would only vest if the Company’s Adjusted EBITDA, as defined above, for 2017 was at least $100 million to satisfy the requirements of performance based compensation within the meaning of Section 162(m). In February 2018, the Compensation Committee determined that the Company had achieved Adjusted EBITDA for 2017 of greater than $100 million and this condition has been satisfied for these awards.

Terms of 2017 PSU-TSR Awards

PSU-TSR Awards granted in 2017 cliff vest on March 1, 2020. The number of units that vest will be determined by comparing our total stockholder return for the three-year performance period ending December 31, 2019, to the total stockholder returns of the companies included in the peer group. Each executive officer’s target number of units will be increased or decreased based on our percentile rank according to the table above. Performance levels between the data points will be interpolated on a straight-line basis. The payout is subject to a cap of 100% of target if our total stockholder return is negative. Total stockholder return is calculated as follows:

TSR = (A – B + C) ÷ B

A =	the average closing price per share of a company’s common stock for the last 30 market trading days of 2019
B =	the average closing price per share of a company’s common stock for the last 30 market trading days of 2016
C =	the amount of dividends reinvested on all ex-dividend dates

The peer group consists of the companies included in the S&P Health Care Services Select Industry Index as of January 2017 (adjusted to account for any mergers, acquisitions, business combinations or bankruptcies during the three-year performance period).

The Compensation Committee chose relative total stockholder return as a performance measure because it aligns executives’ rewards with stockholder returns relative to other similar investment alternatives.

Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the number of units determined as of the date of the change in control based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case, if within two years following the change in control.

Terms of 2017 PSU-NI Awards

PSU-NI Awards granted in 2017 cliff vest on March 1, 2020. The number of units that vest will be determined based on the achievement of our adjusted net income margin for fiscal year 2019. Each executive officer’s target number of units will be increased or decreased based on our adjusted net income margin for fiscal year 2019 according to the table above. Performance levels between the data points will be interpolated on a straight-line basis. Adjusted net income is calculated as adjusted net income reported externally to stockholders, investors and analysts for fiscal year 2019, further adjusted to (i) exclude any non-accretive impact to income from operations (continuing and discontinued) from (a) acquisitions for the first 18 months and (b) any contract wins in a new market incurred prior to commencement of a new contract term and for the first 18 months of a new contract term and (ii) include any material impairment charges.

The Compensation Committee chose adjusted net income margin as the financial measure to align executive rewards with the long-term commitments made to our investors to increase net income margins. The target has been aligned with the progression of our multi-year margin expansion goals.

Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the target number of units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

Terms of 2017 PSU-QUAL Awards

PSU-QUAL Awards granted in 2017 cliff vest on March 1, 2020. The number of units that vest will be determined based on a qualitative assessment of our Medicaid and Medicare quality performance at the end of the three-year performance period ending December 31, 2019. Medicare quality performance will be based on an assessment of our STAR scores and Medicaid quality performance will be based on a holistic assessment of state performance, including clinical performance and the amount of quality withholds returned, quality bonuses or quality-based auto assignments received relative to competitors.

The Compensation Committee chose quality as a measure because we believe that health care quality results are and will continue to be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business and our ability to obtain accreditations.

Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the target number of units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

Terms of 2017 RSU Awards

RSU Awards granted in 2017 vest in approximately equal annual installments on March 1, 2018, March 1, 2019 and March 1, 2020.

Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, any unvested units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

Benefits

Our executive officers, including our named executive officers, are eligible to participate in those programs that are also offered to a broad-based group of our associates, including welfare benefit programs such as medical and prescription coverage, dental and vision programs, short-term and long-term disability insurance, group life insurance and supplemental life insurance as well as paid time off, leave of absence and similar policies. In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company and may elect to participate in a comprehensive physical examination program paid for by the Company.

Retirement Savings Plan

We provide a 401(k) retirement savings plan, including Company matching contributions, designed to provide all of our associates with a tax-deferred, long-term savings vehicle for their retirement. The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan. For 2017, we made matching contributions in an amount equal to 50% of the first 6% of an associate’s eligible compensation deferred to the 401(k) plan. Eligible compensation generally consists of salary and cash bonuses, up to the federal limits for tax-qualified 401(k) plans.

Perquisites

Except as discussed below, we only provide modest perquisites to our executive officers. Accordingly, we do not provide perquisites such as home-loss buyouts, company automobiles, private aircraft for personal use or club memberships.

Relocation Assistance Program

We have a relocation assistance program for our associates, including our executive officers. Under this program, executives are reimbursed for most expenses associated with relocating, including moving expenses, temporary housing expenses, closing costs associated with the sale of the executive’s existing home and the purchase of a new home in the destination location, as well as other miscellaneous amounts in connection with relocating to the destination location. In addition, in order to minimize adverse tax implications as a result of the relocation assistance, any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and a miscellaneous expense allowance, are provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

Executive Severance Plan

We maintain an executive severance plan to attract and retain executives and to provide a level of transition assistance in the event an executive’s employment is terminated. The executive severance plan provides for an enhanced benefit if the executive’s termination is in connection with a change in control. The enhanced change in control benefit is intended to preserve executive productivity, encourage retention and minimize the distraction caused by concerns over personal financial security in the context of a change in control. We believe the importance of these concerns increases with the position and level of responsibility of the executive, and have structured the benefits accordingly.

All severance benefits are conditioned on the executive’s termination of employment (double-trigger) and the executive signing a general release of claims and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The executive severance plan does not provide for any excise tax gross-up payments.

For a description of payments and benefits available under the executive severance plan, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Executive Stock Ownership Guidelines

The Compensation Committee believes that executive stock ownership aligns management’s interests with those of stockholders and fosters a long-term outlook. The Compensation Committee has established stock ownership guidelines, pursuant to which each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary:

•	5x for the Chief Executive Officer;
•	3x for the Chief Financial Officer; and
•	2x for other executive officers.

Shares owned directly and indirectly (e.g., by a spouse or a trust) and vested and unvested time-based awards (other than stock options) count toward satisfaction of the ownership requirements under the guidelines. Stock options, regardless of vesting status, unvested PSUs and unvested MSUs do not count toward satisfaction of the ownership requirements under the guidelines. Until the applicable stock ownership level is achieved, the executive officer is required to retain all Net Shares received as a result of the exercise of stock options or the vesting of RSUs, PSUs, MSUs or other equity awards. “Net Shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and shares sold or netted to fulfill tax obligations. Once an executive officer’s applicable minimum stock ownership level is initially achieved, the executive officer is required to retain enough shares to continue to comply with his or her minimum stock ownership level.

The Compensation Committee annually reviews compliance with this requirement. As of April 1, 2018, the most recent measurement date under the guidelines, each of our named executive officers had achieved his or her respective share ownership requirements. As a result, our named executive officers are permitted under the stock ownership guidelines to sell shares not to exceed an amount required to maintain their minimum stock ownership levels.

Trading Controls

Under our policy on insider information and insider trading, members of the Board and executive officers are required to obtain the permission of our General Counsel prior to entering into transactions in our securities. Members of the Board and executive officers are permitted to buy or sell our securities only during announced trading periods as provided under the policy.

Hedging and Pledging Prohibition

Our policies prohibit trading in call or put options or other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account, and pledging our securities to secure margin or other loans by our directors, executive officers and associates.

Equity Award Process

We maintain an equity award process to ensure that the authorization, granting and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations. The Compensation Committee does not delegate authority to management to grant equity awards. All equity awards issued to existing executive officers and associates are granted on or after the date of approval by the Compensation Committee. Equity awards issued to newly hired executive officers are granted on the later of the date of approval or the individual’s first date of employment. The exercise price for all stock option awards is the officially quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially quoted closing selling price of our common stock on the previous trading day if the NYSE is closed on the date of grant).

Double Trigger for Vesting in Change in Control Transaction

Our equity award agreements include a “double-trigger” provision, which provides for accelerated vesting only if there is a change in control and the executive officer’s employment is terminated without “cause” or the executive officer terminates his or her employment for “good reason” within 24 months of the change in control.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

Our Board, including its Compensation Committee, is committed to fostering an environment of compliance. The Compensation Committee’s approach to our compensation programs is an integral part of our focus on compliance. We believe compliance is the responsibility of each of our executive officers and other associates. We are also aware of both the direct and indirect impact a serious health care compliance issue can have on a company. It is for these reasons that our Compensation Committee included compliance with ethical, regulatory and contractual requirements as a threshold to any payout in our incentive programs, as described above. We believe including compliance as a threshold in our incentive programs helps align our associates’ financial interests with the goals of our corporate compliance program.

Recoupment is another component of the Compensation Committee’s strategy to support compliance across the enterprise. Recognizing the role every associate plays in our compliance efforts, every incentive award granted to each of our associates, supervisors and executive officers, including stock option awards, RSUs, PSUs, MSUs, long-term incentive cash bonus awards and short-term cash bonus awards, is subject to recoupment. If it is ever determined by the Board or the Compensation Committee that actions or omissions by an associate, supervisor or executive officer have constituted: (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the SEC or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed; (b) intentional or gross misconduct; (c) a breach of a fiduciary duty to the Company or a subsidiary; (d) fraud; or (e) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then the Board or the Compensation Committee will, to the extent permitted by applicable law, cause the cancellation of outstanding awards and seek reimbursement of amounts realized from awards that vested and/or were paid during and after the first fiscal year in which the misconduct occurred. The recoupment provisions will be reviewed and revised as necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once rules are adopted by the SEC to implement such requirements.

The Compensation Committee does not believe it is possible to anticipate all possible scenarios in which recoupment might be appropriate and has retained discretion to evaluate each situation based on its individual facts. For example, there may be a case in which a supervisor’s failure to properly supervise an associate who commits fraud could be an omission serious enough to trigger the forfeiture provision for the supervisor as well as for the associate. However, there could also be situations in which an associate’s actions will warrant forfeiture but the associate’s supervisor was neither negligent nor complicit with respect to those actions. The Compensation Committee believes each situation should be examined on its individual facts in connection with determining when recoupment will be appropriate. The forfeiture provisions are designed to recognize that no two situations will be alike and to provide the Compensation Committee with the discretion necessary to invoke recoupment in a manner that is fair to both WellCare and its associates.

Consideration of Risk in Compensation Programs

The Compensation Committee reviews the risks and rewards associated with our compensation programs for all of our associates and designs programs with features that are designed to mitigate risk while maintaining the incentive nature of the compensation. During 2017, the Compensation Committee engaged FW Cook to conduct a compensation risk assessment to determine whether the risks arising from any of our 2017 compensation policies or practices are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify general areas of “risk” (or potential for unintended consequences) that exist in the design of our incentive programs and to evaluate the risks in order to make decisions around whether the risks should be accepted or avoided given our risk appetite. In conducting the assessment, FW Cook reviewed the components of the Company’s executive and non-executive compensation programs for areas of potential risk in its compensation design, and considered its risks in connection with the program as a whole, and whether those risks were balanced against other compensation components. In line with FW Cook’s assessment, the Compensation Committee concluded that our policies and practices are well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance, encourage and reward prudent business judgment and appropriate risk-taking over the short and long terms and do not create risk that is reasonably likely to have a material adverse effect on the Company. Furthermore, the Compensation Committee and FW Cook concluded that the Company’s risks were evenly distributed across the Company’s business units and geographies.

The table below summarizes the risk mitigation factors applicable to the components of the Company’s compensation program.

Element of Compensation	Specific Risk Mitigation Factors
Base Salary	• Base salary does not encourage risk-taking as it is a fixed amount. • Base salaries are competitive and based on market data.

Short-Term Incentives

•  Short-term incentive awards provide a balanced approach that includes profitability metrics and a review of operating and health care quality results. In addition, short-term goals are balanced by long-term goals and short-term incentive payouts are subject to compliance with ethical, regulatory and contractual requirements as a threshold for any payout.

•  Short-term incentive opportunities are limited to a maximum by formula.

•  Short-term incentive awards are subject to misconduct-based recoupment provisions.

Long-Term Incentives

•  PSUs and long-term incentive cash bonus awards use a balanced approach that emphasizes stock price performance, return on equity, adjusted net income after tax margin and operating and health care quality results, thus diversifying the risk associated with any single goal. In addition, long-term goals are balanced by short-term goals and the Compensation Committee has the discretion to take into account compliance with ethical, regulatory and contractual requirements as well as other factors it deems relevant when making PSU and long-term incentive cash bonus award payout determinations.

•  Long-term incentive opportunities are limited to a maximum by formula.

•  A significant portion of incentive award value is delivered in the form of equity awards that vest over multiple years, which aligns the interests of our executives to the interests of our stockholders, members, government customers and business partners.

•  Executive officers are subject to substantial stock ownership requirements to further align their interests and actions with the interests of our stockholders.

•  Long-term incentive awards are subject to misconduct-based recoupment provisions.

•  Executive officers are required to obtain permission from our General Counsel before buying or selling any stock, even during an open trading window.

•  Executive officers are prohibited from trading in call or put options and other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account or pledging our securities to secure margin or other loans.

Accounting and Tax Considerations

Prior to 2018, Internal Revenue Code Section 162(m) imposed a $1 million corporate deduction limit for compensation to the Company’s Chief Executive Officer and its three other highest-paid executive officers (other than the Chief Financial Officer) employed at the end of the year, unless the compensation was “performance-

based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. In general, we structured and administered our annual and long-term incentive plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our incentive plans will be treated as qualified performance based compensation under Section 162(m). The Tax Cuts and Jobs Act of 2017 will expand the number of individuals covered by Internal Revenue Code Section 162(m) and eliminate the exception for performance-based compensation effective for our 2018 tax year.

Compensation Committee Report

The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee,

Carol J. Burt, Chairperson

Richard C. Breon

William L. Trubeck

Paul E. Weaver

Summary Compensation Table

The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2017, 2016 and 2015, as applicable (collectively, the “named executive officers”): Kenneth A. Burdick, the individual who served as our principal executive officer during 2017; Andrew L. Asher, the individual who served as our principal financial officer during 2017; and Kelly A. Munson, Michael R. Polen and Michael P. Radu, our three other most highly compensated executive officers who were serving as executive officers at the end of 2017.

Name and Principal Position(1)	Year	Salary ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kenneth A. Burdick Chief Executive Officer	2017	1,169,231	(2)	6,999,979	(3)	3,141,000	(4)	17,525	(5)	11,327,735
	2016	1,000,000		5,499,999		2,745,000		15,081		9,260,080
	2015	1,024,039		5,000,007		1,725,000		44,688		7,793,734

Andrew L. Asher Executive Vice President and Chief Financial Officer	2017	633,846	(2)	1,280,162	(3)	1,166,500	(4)	12,508	(5)	3,093,016
	2016	590,385		2,199,917		1,200,000		16,915		4,007,217
	2015	561,538		1,099,968		690,250		266,232		2,617,988

Kelly A. Munson	2017	471,154	(2)	664,879	(3)	865,000	(4)	51,600	(5)	2,052,633
Executive Vice President, Medicaid	2016	440,385		1,539,862		554,715		44,256		2,579,218

Michael R. Polen Executive Vice President, Medicare and Operations	2017	471,154	(2)	664,879	(3)	865,000	(4)	11,397	(5)	2,012,430
	2016	440,385		1,539,862		540,000		10,801		2,531,048
	2015	405,769		399,983		251,000		10,352		1,067,104

Michael P. Radu	2017	468,077	(2)	664,879	(3)	592,000	(4)	19,874	(5)	1,744,830
Executive Vice President, Clinical Operations and Business Development	2016	430,000		1,601,983		530,061		77,651		2,639,695

(1)	Compensation for Ms. Munson and Mr. Radu is provided only for 2017 and 2016 because they were not named executive officers prior to 2016.

(2)	Amount represents total salary earned by the named executive officer and includes amounts contributed by the named executive officer to our 401(k) retirement savings plan.

(3)

Amount represents the grant date fair value of RSU Awards, PSU-TSR Awards and PSU-NI Awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts for the RSU Awards, and PSU-TSR Awards reflect the accounting expense that we will recognize over the vesting term for these awards. Because the PSU-NI Awards contain a performance condition whereby vesting of the award is based on the Company’s operations, the accounting expense that we will recognize for these awards over the vesting term will be based on the grant date fair value adjusted for our then current estimate of the performance outcome. This amount for the PSU-QUAL Award represents the fair value of the award as of the grant date (the service inception date under FASB ASC Topic 718) and is based on the closing price of our common stock on the NYSE on the date of grant, and upon the target level of performance which was the probable outcome of the performance conditions as of the date of grant. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic

718 relating to the establishment of an accounting grant date, there is no accounting grant date for the PSU-QUAL Awards until the Compensation Committee makes its performance measure determination at the end of the performance period. If the maximum level of performance under the PSU-NI Awards and PSU-QUAL Awards is achieved, the total amount of stock awards for each named executive officer is as follows: Mr. Burdick $10,499,994; Mr. Asher $1,920,231; Ms. Munson $997,295; Mr. Polen $997,295; and Mr. Radu $997,295. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2017 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(4)

Represents the total payout of short-term incentive cash bonus award amounts under our 2013 Incentive Compensation Plan. The amount of the award payment was based on the achievement of performance goals for fiscal year 2017, which included financial, operating and health care quality and personal goals. For a discussion of the 2017 performance goals and award payment determination, see “Compensation Discussion and Analysis – 2017 Short-Term Incentive Program Payout Determination” above.

(5)	The following table shows the components of “All Other Compensation” for fiscal year 2017:

Name	401(k) Match(a) ($)	HSA Match(b) ($)	Supplemental Disability(c) ($)	Annual Physical Exam(d) ($)	Event Tickets(e) ($)	Gift Cards(f) ($)	Relocation Expenses(g) ($)	Tax Gross- Ups(h) ($)	Total All Other Compensation ($)
Kenneth A. Burdick	8,100	—	4,635	4,590	200	—	—	—	17,525
Andrew L. Asher	8,100	1,000	3,322	—	—	50	—	36	12,508
Kelly A. Munson	8,100	1,000	2,921	—	360	—	35,725	3,494	51,600
Michael R. Polen	8,100	1,000	2,211	—	—	50	—	36	11,397
Michael P. Radu	3,980	—	3,558	—	—	—	8,947	3,389	19,874

(a)

Represents Company matching of 401(k) retirement savings plan contributions. Company matching contributions are described in more detail under “Compensation Discussion and Analysis – Retirement Savings Plan” above.

(b)	Represents Company matching of health savings account contributions.

(c)

Represents premiums paid by the Company for supplemental long-term disability coverage. A summary of benefits programs our executive officers participate in is described under “Compensation Discussion and Analysis – Benefits” above.

(d)

Represents the cost of an annual comprehensive physical examination for the executive. A summary of benefits programs our executive officers participate in is described under “Compensation Discussion and Analysis – Benefits” above.

(e)	Represents face value of event tickets that are occasionally used by executives when such tickets are not being used for business purposes.

(f)	Represents the value of gift cards received.

(g)

Represents amounts paid by the Company or reimbursed to the executive in connection with the executive’s relocation to Tampa, Florida. The Company relocation assistance program is described in more detail under “Compensation Discussion and Analysis – Relocation Assistance Program” above.

(h)

Represents the payment to cover income taxes attributed to the relocation payments and gift cards described in footnotes (f) and (g) above. As described under “Compensation Discussion and Analysis – Relocation Assistance Program” above, in order to make an executive whole in connection with a relocation, we reimburse the executive for income taxes attributed to certain relocation expenses under the Company’s relocation assistance program.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2017.

Name	Grant Date (1)	Grant Type *	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth A. Burdick	3/02/17	STI Cash(2)	900,000	1,800,000	3,600,000	—	—	—	—	—
	3/22/17	PSU(3)	—	—	—	5,274	10,547	21,094	—	1,749,958	(7)
	3/22/17	PSU(4)	—	—	—	6,360	12,719	25,438	—	1,750,007	(8)
	3/22/17	PSU(5)	—	—	—	6,360	12,719	25,438	—	1,750,007	(9)
	3/22/17	RSU(6)	—	—	—	—	—	—	12,719	1,750,007	(7)

Andrew L. Asher	3/02/17	STI Cash(2)	320,000	640,000	1,280,000	—	—	—	—	—
	3/22/17	PSU(3)	—	—	—	965	1,929	3,858	—	320,060	(7)
	3/22/17	PSU(4)	—	—	—	1,163	2,326	4,652	—	320,034	(8)
	3/22/17	PSU(5)	—	—	—	1,163	2,326	4,652	—	320,034	(9)
	3/22/17	RSU(6)	—	—	—	—	—	—	2,326	320,034	(7)

Kelly A. Munson	3/02/17	STI Cash(2)	237,500	475,000	950,000	—	—	—	—	—
	3/22/17	PSU(3)	—	—	—	501	1,002	2,004	—	166,252	(7)
	3/22/17	PSU(4)	—	—	—	604	1,208	2,416	—	166,209	(8)
	3/22/17	PSU(5)	—	—	—	604	1,208	2,416	—	166,209	(9)
	3/22/17	RSU(6)	—	—	—	—	—	—	1,208	166,209	(7)

Michael R. Polen	3/02/17	STI Cash(2)	237,500	475,000	950,000	—	—	—	—	—
	3/22/17	PSU(3)	—	—	—	501	1,002	2,004	—	166,252	(7)
	3/22/17	PSU(4)	—	—	—	604	1,208	2,416	—	166,209	(8)
	3/22/17	PSU(5)	—	—	—	604	1,208	2,416	—	166,209	(9)
	3/22/17	RSU(6)	—	—	—	—	—	—	1,208	166,209	(7)

Michael P. Radu	3/02/17	STI Cash(2)	178,125	356,250	712,500	—	—	—	—	—
	3/22/17	PSU(3)	—	—	—	501	1,002	2,004	—	166,252	(7)
	3/22/17	PSU(4)	—	—	—	604	1,208	2,416	—	166,209	(8)
	3/22/17	PSU(5)	—	—	—	604	1,208	2,416	—	166,209	(9)
	3/22/17	RSU(6)	—	—	—	—	—	—	1,208	166,209	(7)

*	STI Cash = short-term incentive awards; RSU = restricted stock units; PSU = performance stock units.

(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis – Equity Award Process” above.

(2)

This is a short-term incentive cash award granted under our 2013 Incentive Compensation Plan. The amount of the award payment, if any, was subject to achievement of performance goals for fiscal year 2017. For a discussion of the 2017 performance goals and award payment determinations, see “Compensation Discussion and Analysis – 2017 Short-Term Incentive Program Payout Determination” above.

(3)

This PSU-TSR Award is granted under our 2013 Incentive Compensation Plan. This award is scheduled to vest on March 1, 2020. The number of units that vest under the award, if any, will be based upon the percentile rank of our total stockholder return relative to a peer group consisting of the companies included in the S&P Health Care Services Select Industry Index over the three-year performance period ending December 31, 2019 as further described, along with additional terms, in “Compensation Discussion and Analysis – 2017 Long-Term Incentive Program Awards—Terms of 2017 PSUs—TSR Awards” above.

(4)

This PSU-NI Award is granted under our 2013 Incentive Compensation Plan. This award is scheduled to vest on March 1, 2020. The number of units that vest under the award, if any, is subject to the achievement of adjusted net income margin performance goals for the fiscal year ending December 31, 2019 as described, along with additional terms, in “Compensation Discussion and Analysis – 2017 Long-Term Incentive Program Awards—Terms of 2017 PSUs—NI Awards” above.

(5)

This PSU-QUAL Award is granted under our 2013 Incentive Compensation Plan. This award is scheduled to vest on March 1, 2020. The number of units that vest under the award, if any, is subject to the achievement of quality performance goals for the three-year period ending December 31, 2019 as described, along with additional terms, in “Compensation Discussion and Analysis – 2017 Long-Term Incentive Program Awards—Terms of 2017 PSUs—QUAL Awards” above.

(6)

This RSU Award is granted under our 2013 Incentive Compensation Plan. Approximately one third of these units vested on March 1, 2018, and the remaining units are scheduled to vest in approximately equal increments on March 1, 2019 and March 1, 2020. The award is not subject to further performance criteria other than continued employment. Additional terms are described in “Compensation Discussion and Analysis – 2017 Compensation Decisions – 2017 Long-Term Incentive Program Awards—Terms of 2017 RSU Awards” above.

(7)

This amount represents the full grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount reflects the accounting expense that we will recognize over the vesting term for the award. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2017 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(8)

This amount represents the fair value of the award as of the grant date (the service inception date under FASB ASC Topic 718), excluding the effect of estimated forfeitures. These awards contain a performance condition whereby vesting of the award is based on the Company’s operations; therefore, the accounting expense that we will recognize over the vesting term for the award will be based on grant date fair value adjusted for our then current estimate of the performance outcome. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2017 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(9)

This amount represents the fair value of the award as of the grant date (the service inception date under FASB ASC Topic 718) and is based on the closing price of our common stock on the NYSE on the date of grant, and upon target level of performance which was the probable outcome of the performance conditions as of the date of grant. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the units until the Compensation Committee makes its performance measure determination at the end of the performance period. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2017 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

Employment Agreements with Named Executive Officers

We do not have any employment agreements with our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock awards that have not vested for the named executive officers outstanding as of December 31, 2017. All vesting is based upon the continued service of the executive and, in the case of PSUs and MSUs, is also contingent upon performance metrics being achieved.

			Stock Awards
Name	Award Type *	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)
Kenneth A. Burdick	RSU	03/28/16	9,979	(2)	2,006,877	—		—
	RSU	03/22/17	12,719	(3)	2,557,918	—		—
	PSU	04/06/15	—		—	54,036	(4)	10,867,180
	PSU	03/28/16	—		—	19,992	(5)	4,020,591
	PSU	03/28/16	—		—	29,934	(6)	6,020,027
	PSU	03/28/16	—		—	7,484	(7)	1,505,107
	PSU	03/22/17	—		—	21,094	(8)	4,242,214
	PSU	03/22/17	—		—	6,360	(9)	1,279,060
	PSU	03/22/17	—		—	6,360	(10)	1,279,060
	MSU	04/06/15	—		—	38,350	(11)	7,712,569

Andrew L. Asher	RSU	08/29/14	3,796	(12)	763,414
	RSU	04/06/15	991	(13)	199,300	—		—
	RSU	03/28/16	2,177	(2)	437,816	—		—
	RSU	09/29/16	7,226	(14)	1,453,221	—		—
	RSU	03/22/17	2,326	(3)	467,782	—		—
	PSU	04/06/15	—		—	11,888	(4)	2,390,796
	PSU	03/28/16	—		—	4,362	(5)	877,242
	PSU	03/28/16	—		—	6,530	(6)	1,313,248
	PSU	03/28/16	—		—	1,633	(7)	328,413
	PSU	03/22/17	—		—	3,858	(8)	775,882
	PSU	03/22/17	—		—	1,163	(9)	233,891
	PSU	03/22/17	—		—	1,163	(10)	233,891
	MSU	04/06/15	—		—	4,218	(11)	848,282

Kelly A. Munson	RSU	04/06/15	433	(13)	87,081	—		—
	RSU	03/28/16	980	(2)	197,088	—		—
	RSU	09/29/16	7,226	(14)	1,453,221	—		—
	RSU	03/22/17	1,208	(3)	242,941	—		—
	PSU	04/06/15	—		—	5,188	(4)	1,043,359
	PSU	03/28/16	—		—	1,962	(5)	394,578
	PSU	03/28/16	—		—	2,938	(6)	590,861
	PSU	03/28/16	—		—	735	(7)	147,816
	PSU	03/22/17	—		—	2,004	(8)	403,024
	PSU	03/22/17	—		—	604	(9)	121,470
	PSU	03/22/17	—		—	604	10)	121,470
	MSU	04/06/15	—		—	1,840	(11)	370,042

			Stock Awards
Name	Award Type *	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)
Michael R. Polen	RSU	04/06/15	361	(13)	72,601	—		—
	RSU	03/28/16	980	(2)	197,088	—		—
	RSU	09/29/16	7,226	(14)	1,453,221	—		—
	RSU	03/22/17	1,208	(3)	242,941	—		—
	PSU	04/06/15	—		—	4,322	(4)	869,197
	PSU	03/28/16	—		—	1,962	(5)	394,578
	PSU	03/28/16	—		—	2,938	(6)	590,861
	PSU	03/28/16	—		—	735	(7)	147,816
	PSU	03/22/17	—		—	2,004	(8)	403,024
	PSU	03/22/17	—		—	604	(9)	121,470
	PSU	03/22/17	—		—	604	(10)	121,470
	MSU	04/06/15	—		—	1,534	(11)	308,503

Michael P. Radu	RSU	08/31/15	554	(13)	111,415	—		—
	RSU	03/28/16	1,093	(2)	219,813	—		—
	RSU	09/29/16	7,226	(14)	1,453,221	—		—
	RSU	03/22/17	1,208	(3)	242,941	—		—
	PSU	08/31/15	—		—	6,640	(4)	1,335,370
	PSU	03/28/16	—		—	2,188	(5)	440,029
	PSU	03/28/16	—		—	3,276	(6)	658,836
	PSU	03/28/16	—		—	819	(7)	164,709
	PSU	03/22/17	—		—	2,004	(8)	403,024
	PSU	03/22/17	—		—	604	(9)	121,470
	PSU	03/22/17	—		—	604	(10)	121,470
	MSU	08/31/15	—		—	2,356	(11)	473,815

*	RSU = restricted stock units; PSU = performance stock units; MSU = market stock units.

(1)	Value based on $201.11 per share which was the closing price of our common stock on the NYSE on December 29, 2017, the last trading day of 2017.

(2)

Approximately one half of these units vested on March 1, 2018 and the remaining units are scheduled to vest on March 1, 2019; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(3)

Approximately one third of these units vested on March 1, 2018, and the remaining units are scheduled to vest in approximately equal increments on March 1, 2019 and March 1, 2020; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(4)

This award vested on March 1, 2018. The number of units shown reflects the maximum number of units based on the Compensation Committee’s assessment of performance as of December 31, 2017. For a discussion of the goals, award payment determination and actual number of units that vested, see “Compensation Discussion and Analysis – Payout Determination of 2015-2017 Cycle PSU Awards Granted in 2015” above. In the event of a change in control of the Company, the terms of this award provided that the target number of units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(5)

This award is scheduled to vest on March 1, 2019. The number of units shown reflects the maximum number of units based on performance as of December 31, 2017. The number of units that vest under the award, if any, will be based upon our total stockholder return relative to a peer group consisting of the companies included in S&P Health Care Services Select Industry index over the three-year performance period ending December 31, 2018 and will range from 50% of the target number of units granted if our total stockholder return is in the 25th percentile to 200% of the target number of units granted if our total stockholder return is in the 90th percentile or above, provided that no units will vest if our total stockholder return is below the 25th percentile. In the event of a change in control of the Company, the number of units determined as of the date of the change in control based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case, if within two years following the change in control.

(6)

This award is scheduled to vest on March 1, 2019. The number of units shown reflects the maximum number of units based on the Compensation Committee’s assessment of performance as of December 31, 2017. The number of units that vest under the award, if any, is subject to the achievement of an adjusted net income margin performance goal for the fiscal year ending December 31, 2018 and will range from 50% of the target number of units granted if our adjusted net income margin is 1.7% to 200% of the target number of units granted if our adjusted net income margin is 2.1% or above, provided that no units will vest if our adjusted net income margin is below 1.7%. In the event of a change in control of the Company, the target number of units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(7)

This award is scheduled to vest on March 1, 2019. Because the achievement of the performance goal for this award is based on a qualitative assessment of our Medicaid and Medicare quality performance at the end of the three-year performance period ending December 31, 2018, the Compensation Committee has not made an assessment of performance as of December 31, 2017, and number of units shown reflects the threshold number of units. The number of units that vest under the award, if any, is subject to the achievement of quality performance goals as described above and will range from 50% of the target number of units granted for threshold performance to 200% of the target number of units granted for maximum performance, provided that no units will vest if threshold performance is not achieved. In the event of a change in control of the Company, the target number of units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(8)

This award is scheduled to vest on March 1, 2020. The number of units shown reflects the maximum number of units based on performance as of December 31, 2017. The number of units that vest under the award, if any, will be based upon the percentile rank of our total stockholder return relative to a peer group consisting of the companies included in the S&P Health Care Services Select Industry Index over the three-year performance period ending December 31, 2019 as further described, along with additional terms, in “Compensation Discussion and Analysis – 2017 Long-Term Incentive Program Awards—Terms of 2017 PSUs—TSR Awards” above.

(9)

This award is scheduled to vest on March 1, 2020. Because the achievement of the performance goal for this award is based on our adjusted net income margin for fiscal year 2019, the Compensation Committee has not made an assessment of performance as of December 31, 2017, and number of units shown reflects the threshold number of units. The number of units that vest under the award, if any, is subject to the achievement of adjusted net income margin performance goals for the fiscal year ending December 31, 2019 as described, along with additional terms, in “Compensation Discussion and Analysis – 2017 Long-Term Incentive Program Awards—Terms of 2017 PSUs—NI Awards” above.

(10)

This award is scheduled to vest on March 1, 2020. Because the achievement of the performance goal for this award is based on a qualitative assessment of our Medicaid and Medicare quality performance at the end of the three-year performance period ending December 31, 2019, the Compensation Committee has not made an assessment of performance as of December 31, 2017, and number of units shown reflects the threshold number of units. The number of units that vest under the award, if any, is subject to the achievement of quality performance goals for the three-year period ending December 31, 2019 as described, along with additional terms, in “Compensation Discussion and Analysis – 2017 Long-Term Incentive Program Awards—Terms of 2017 PSUs—QUAL Awards” above.

(11)

This award vested on March 1, 2018. The number of units shown reflects the maximum number of units based on performance as of December 31, 2017. The number of units that actually vested was based upon the product of (i) the Company’s stock price multiplier and (ii) the target number of units. The stock price multiplier was the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2017 ($203.41) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014 ($76.63); provided that no units would have vested if the stock price multiplier was less than 50% and the maximum stock price multiplier was limited to 200%. For a discussion of the award payment determination and actual number of units that vested, see “Compensation Discussion and Analysis – Payout Determination of 2015-2017 Cycle MSU Awards Granted in 2015” above.

(12)

These units are scheduled to vest on August 29, 2018; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(13)

These units vested on March 1, 2018. The terms of this award provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(14)

These units are scheduled to vest in equal increments on September 29, 2018 and September 29, 2019; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

Option Exercises and Stock Vested

The following table sets forth the number of shares of RSUs, MSUs and/or PSUs that vested during 2017, and the value realized upon vesting of such shares, for the named executive officers. None of the named executive officers exercised stock options during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Kenneth A. Burdick	33,129	4,769,582
Andrew L. Asher	24,704	3,745,756
Kelly A. Munson	10,144	1,560,765
Michael R. Polen	11,540	1,761,747
Michael P. Radu	4,711	778,576

(1)

Represents the gross number of shares acquired upon vesting of shares of RSUs, MSUs and/or PSUs without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(2)

Represents the value of vested shares of RSUs, MSUs and/or PSUs calculated by multiplying the gross number of vested shares of RSUs, MSUs and/or PSUs by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the closing price of our common stock on the last trading day prior to the vesting date.

Pension Benefits

We did not maintain a pension plan during fiscal year 2017.

Potential Payments to Named Executive Officers upon Termination or Change in Control

The tables below summarize the potential payments and benefits to which our named executive officers would be entitled upon termination of employment or a change in control. The amounts shown in the table assume that the hypothetical termination date or date of a change in control was December 29, 2017, the last business day in our 2017 fiscal year. Amounts are calculated based on the benefits available to the executive under the executive severance plan, which is described below. The table also includes the value of incentive awards which immediately vest in certain circumstances, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table above. The amounts in the table do not take into account incentive awards granted, and contractual obligations entered into, after December 29, 2017. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Definitions

For the purpose of the following analysis, the following terms generally have the following meanings:

•

A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a sale of all or substantially all of the assets of the Company.

•

A termination for “good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties or responsibilities; (ii) any material diminution of the executive’s base salary, short-term incentive opportunity or long-term incentive opportunity; or (iii) a change in the executive’s office location by more than 50 miles from the executive’s current employment location.

•

A termination for “cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive that constitutes a breach of any agreement to which the Company is a party or the executive’s non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company; (ii) the executive’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith or willful acts or omissions in the performance of the executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

Executive Severance Plan

Under our executive severance plan, our executive officers, including our named executive officers, are entitled to severance benefits following termination of employment by the Company for reasons other than for cause, death or disability, or following resignation by the executive for good reason. The amount of the severance payment is determined as a multiple of the executive’s base salary and a bonus amount as set forth in the following table. The bonus amount is calculated as the average of the actual short-term incentive bonuses, if any, paid to the executive with respect to the two most recently completed short-term incentive bonus cycles; provided that if the first short-term incentive bonus included in the calculation is pro-rated to reflect the portion of the performance period in which the executive was employed by the Company, then an annualized amount will be used for the calculation. If the executive has not been employed for a period of time in which he or she participated in two completed short-term incentive bonus cycles, the executive’s short-term incentive target for the year in which the termination occurs will be used. The prorated target bonus amount is calculated as the prorated portion of the executive’s annual short-term incentive bonus target in effect on the executive’s date of termination of employment based upon the percentage of the performance period that has elapsed through the date of termination of employment.

Benefit Multiple
	Standard		Change in Control
Position	Base Salary	Bonus	Base Salary	Bonus	Prorated Target Bonus
Chief Executive Officer	1.5x	1.5x	3.0x	3.0x	1.0x

Executive Vice Presidents, Chief Financial Officer and General Counsel	1.0x	1.0x	2.0x	2.0x	1.0x

Other Executive Officers	1.0x	1.0x	1.5x	1.5x	1.0x

In addition, executives are entitled to the payout of accrued but unused time off and reimbursement of the portion of the executive’s COBRA premium that exceeds the amount of premium paid by active associates for the same coverage for 18 months in the case of the Chief Executive Officer and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, continuation of health benefits is for 18 months for all executive officers.

Name	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)
Kenneth A. Burdick
Separation - Base(1)	1,800,000	3,600,000	3,600,000
Separation - Bonus(1)	3,352,500	8,505,000	8,505,000
Accrued PTO(2)	35,308	35,308	35,308
Insurance Benefits(3)	23,430	23,430	23,430
RSUs(4)	—	4,564,795	—
PSUs(4)	—	24,662,522	—
MSUs(4)	—	7,712,569	—

Total(5)	5,211,238	49,103,624	12,163,738

Andrew L. Asher
Separation - Base(1)	640,000	1,280,000	1,280,000
Separation - Bonus(1)	945,125	2,530,250	2,530,250
Accrued PTO(2)	7,985	7,985	7,985
Insurance Benefits(3)	15,927	23,891	23,891
RSUs(4)	—	3,321,533	—
PSUs(4)	—	5,066,363	—
MSUs(4)	—	848,282	—

Total(5)	1,609,037	13,078,304	3,842,126

Name	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)

Kelly A. Munson
Separation - Base(1)	475,000	950,000	950,000
Separation - Bonus(1)	452,358	1,379,715	1,379,715
Accrued PTO(2)	29,231	29,231	29,231
Insurance Benefits(3)	14,475	21,712	21,712
RSUs(4)	—	1,980,330	—
PSUs(4)	—	2,379,936	—
MSUs(4)	—	370,042	—

Total(5)	971,064	7,110,966	2,380,658

Michael R. Polen
Separation - Base(1)	475,000	950,000	950,000
Separation - Bonus(1)	395,500	1,266,000	1,266,000
Accrued PTO(2)	23,732	23,732	23,732
Insurance Benefits(3)	14,466	21,700	21,700
RSUs(4)	—	1,965,850	—
PSUs(4)	—	2,292,855	—
MSUs(4)	—	308,503	—

Total(5)	908,698	6,828,640	2,261,432

Michael P. Radu
Separation - Base(1)	475,000	950,000	950,000
Separation - Bonus(1)	431,333	1,218,916	1,218,916
Accrued PTO(2)	—	—	—
Insurance Benefits(3)	5,571	8,357	8,357
RSUs(4)	—	2,027,390	—
PSUs(4)	—	2,639,368	—
MSUs(4)	—	473,815	—

Total(5)	911,904	7,317,846	2,177,273

(1)

Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date the waiver and release of claims becomes effective and the bonus portion of the separation amount is payable on the first anniversary of the executive’s termination date; however, if termination is in connection with a change in control, then the entire separation amount is payable following the date the waiver and release of claims becomes effective.

(2)	Accrued paid time off is payable within 10 days of the executive’s termination of employment.

(3)

Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.

Following the date the waiver and release becomes effective, insurance benefits are payable over 18 months in the case of Mr. Burdick, and 12 months for the other executives; provided that if the termination of employment is in connection with a change of control, insurance benefits are payable over 18 months for all executive officers.

(4)

Amount is calculated as the number of units that immediately vest upon termination of employment multiplied by $201.11 per share, which was the closing price of our common stock on the NYSE on December 29, 2017, the last trading day of 2017. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested RSUs, MSUs and PSUs at December 31, 2017. As discussed in the “Outstanding Equity Awards at Fiscal Year-End” table above, all outstanding RSUs will immediately vest; the target number of PSUs, except for the PSU-TSR awards, will immediately vest; 200% of the target number of PSU-TSR units originally scheduled to vest on March 1, 2019 will immediately vest because our TSR rank relative to the peer group for the period January 1, 2016 to December 31, 2017 was at the 98th percentile; 192% of the target number of PSU-TSR units originally scheduled to vest on March 1, 2020 will immediately vest because our TSR rank relative to the peer group for the period January 1, 2017 to December 31, 2017 was at the 87th percentile; and 200% of the target number of the number of MSUs will immediately vest because the quotient of $203.41 (representing the price paid in the assumed hypothetical change in control transaction) divided by $76.63 (representing the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014) is greater than 200% and the maximum payout is limited to 200%.

(5)

If any payments or benefits payable to a named executive officer would be subject to the additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments and/or benefits will be reduced to the extent necessary to prevent any portion of the payments or benefits from becoming nondeductible by the Company under Section 280G of the Internal Revenue Code or subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, but only if, by reason of the reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

Chief Executive Officer Pay Ratio

The ratio of Mr. Burdick’s compensation to the median employee was 145 to 1 for the year ended December 31, 2017. Our median employee’s annual total compensation for the purpose of this calculation was $78,139 for the year ended December 31, 2017. This compensation was calculated in the same manner as that disclosed for our named executive officers in the Summary Compensation Table plus the Company’s contribution to health and welfare plans of $16,164. Mr. Burdick’s total annual compensation for the purpose of calculating this ratio was $11,344,738, which includes the amounts disclosed in the Summary Compensation Table plus the Company’s contribution to health and welfare plans of $17,003.

To identify the median employee, we calculated the annual compensation of each active W-2 employee of the Company as of December 31, 2017. Annual compensation included salary, overtime, commission and bonuses paid in 2017. We also annualized the salary of employees who were full-time as of December 31, 2017, but only employed part of the year.

Equity Compensation Plans

The following table provides information as of December 31, 2017, about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (a)) (c)
Equity compensation plans approved by the Company’s stockholders(1)	1,452,947(2)	—	1,135,331
Equity compensation plans not approved by the Company’s stockholders	—	—	—
Total	1,452,947	—	1,135,331

(1)

Includes outstanding awards and securities remaining available for future issuance under our 2013 Incentive Compensation Plan. The 2013 Incentive Compensation Plan was approved by our stockholders in May 2013 at the 2013 Annual Meeting of Stockholders. In addition to options, shares and share equivalents may be issued in the form of restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2013 Incentive Compensation Plan.

(2)

This number includes 274,643 restricted stock units, 1,087,844 performance stock units and 90,460 market stock units. The performance stock units and market stock units have been included at the maximum number of shares issuable pursuant to those stock units. Employees do not pay monetary consideration upon the exercise of these stock units.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock as of March 26, 2018:

	Ownership
Name and Address	Common Stock		Percent of Class (%)(1)
The Vanguard Group, Inc., et al. 100 Vanguard Boulevard Malvern, PA 19355	4,454,291	(2)	9.96%

BlackRock, Inc., et al. 55 East 52nd Street New York, NY 10022	4,271,908	(3)	9.55%

The Growth Fund of America 6455 Irvine Center Drive Irvine, CA 92618	2,852,000	(4)	6.38%

(1)

Percentage is calculated based on the number of shares beneficially owned as reported by the investor as a percentage of the number of shares of Company stock issued and outstanding as of March 26, 2018, which was 44,735,205.

(2)

This disclosure is based upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2018. As of December 31, 2017, Vanguard reported sole voting power as to 24,820 shares, sole dispositive power as to 4,427,685 shares, shared voting power as to 5,300 shares and shared dispositive power as to 26,606 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(3)

This disclosure is based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on January 23, 2018. As of December 31, 2017, BlackRock and other affiliated entities reported sole voting power as to 4,082,586 shares and sole dispositive power as to 4,271,908 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(4)

This disclosure is based on a Schedule 13G filed by The Growth Fund of America (the “Growth Fund”) with the SEC on February 14, 2018. The Growth Fund reported no voting or dispositive power over these shares but indicated that it may vote the shares under certain circumstances. We have not attempted to verify independently any of the information contained in this Schedule 13G.

The following table sets forth the beneficial ownership of our common stock as of March 26, 2018, by (a) each of our named executive officers, (b) each director and nominee for director, and (c) all directors and executive officers as a group. For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 26, 2018. For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after March 26, 2018, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name	Common Stock		Percent of Class
Richard C. Breon	8,906	(1)	*
Carol J. Burt	16,033	(2)	*
Amy Compton-Phillips, M.D.	0		*
H. James Dallas	1,946	(1)	*
Kevin F. Hickey	17,894	(1)	*
Christian P. Michalik	26,657	(1)	*
Glenn D. Steele, Jr., M.D.	5,139	(1)	*
William L. Trubeck	22,553	(1)	*
Kathleen E. Walsh	0		*
Paul E. Weaver	14,553	(1)	*
Kenneth A. Burdick	74,801		*
Andrew L. Asher	29,827	(3)	*
Kelly A. Munson	8,738		*
Michael R. Polen	13,503		*
Michael P. Radu	10,522		*
All Directors, Nominees and Executive Officers as a Group (21 persons)	263,899	(4)	*

*	Less than one percent

(1)	Includes 1,017 restricted stock units scheduled to vest on the earlier of the date of the Annual Meeting and May 24, 2018.

(2)

Includes 4,023 previously vested deferred stock units and 1,017 restricted stock units scheduled to vest the earlier of the date of the Annual Meeting and May 24, 2018. Includes 10,993 shares owned by a family trust for which Ms. Burt serves as the sole trustee.

(3)	Includes 2,000 shares held by a family trust for which Mr. Asher and his spouse serve as the trustees.

(4)

Includes 4,023 previously vested deferred stock units, 1,364 restricted stock units scheduled to vest on April 18, 2018 and 8,136 restricted stock units scheduled to vest on the earlier of the date of the Annual Meeting and May 24, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms or written representations from reporting persons that all reportable transactions were reported, we believe that all of our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the 2017 fiscal year.

Other Information

Stockholder Proposals

For our 2019 annual meeting of stockholders, to be eligible for inclusion in our 2019 proxy statement under the SEC’s Rule 14a-8 requirements, any stockholder proposals must be received no later than December 10, 2018. In addition, our bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting. Accordingly, any stockholder proposal and any stockholder nominations for the Board, that are not included in our 2019 proxy statement must be properly submitted to us not earlier than January 23, 2019 nor later than February 22, 2019 to be considered at the 2019 annual meeting of stockholders. Please mail your proposals to the Company to the attention of Anat Hakim, Secretary, 8735 Henderson Road, Tampa, Florida 33634. Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2019 proxy statement or considered at our 2019 annual meeting of stockholders.

Committee Reports

The information contained in the Compensation Committee Report and the Audit, Finance and Regulatory Compliance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Proxy Solicitation Costs

This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Georgeson, LLC, a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $10,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

Multiple Stockholders Having the Same Address

We have adopted a process called “householding” for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2017 Annual Report on Form 10-K and this proxy statement (collectively, the “proxy materials”) unless we receive contrary instructions. For those stockholders receiving our Notice of Internet Availability of Proxy Materials (“Availability Notice”), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our annual reports on Form 10-K and proxy statements, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 206-3916. The Company’s annual report on Form 10-K for the year ended December 31, 2017 and this proxy statement are also available at www.proxyvote.com.

Requests for Additional Information

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2017, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379. A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct and Business Ethics made with respect to any of our directors and executive officers on our website.

WELLCARE HEALTH PLANS, INC. P.O. BOX 31390 TAMPA, FL 33631-3390	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of ten directors to hold office until the Company’s 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
	Nominees:	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain
1a.	Richard C. Breon	☐	☐	☐	2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.		☐	☐	☐
1b.	Kenneth A. Burdick	☐	☐	☐
1c.	Amy Compton-Phillips	☐	☐	☐	3	Advisory vote on the compensation of the Company’s named executive officers (“Say on Pay”).		☐	☐	☐
1d.	H. James Dallas	☐	☐	☐
1e.	Kevin F. Hickey	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1f.	Christian P. Michalik	☐	☐	☐
1g.	Glenn D. Steele, Jr.	☐	☐	☐
1h.	William L. Trubeck	☐	☐	☐
1i..	Kathleen E. Walsh	☐	☐	☐
1j.	Paul E. Weaver	☐	☐	☐

Please sign exactly as your name (s) appear (s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and the Annual Report are available at www.proxyvote.com

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WELLCARE HEALTH PLANS, INC.

PROXY FOR 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew L. Asher, Chief Financial Officer, and Anat Hakim, Secretary, and each of them, or such other individuals as the Board may later designate, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2018 Annual Meeting of Stockholders to be held at WellCare’s corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634, on May 23, 2018, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1; FOR PROPOSAL 2; FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS. IF VOTING BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.

Continued and to be signed on reverse side